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                                                                   EXHIBIT 10.38

                       COLLABORATION AND LICENSE AGREEMENT

      THIS COLLABORATION AND LICENSE AGREEMENT (this "AGREEMENT"), having a date of October 14, 2005 (the "EFFECTIVE DATE"), is made by and between, on the one hand, AMGEN INC., a Delaware corporation, having its principal place of business at One Amgen Center Drive, Thousand Oaks, California 91320 ("AMGEN"), and, on the other hand, MEMORY PHARMACEUTICALS CORP., a Delaware corporation, having its principal place of business at 100 Philips Parkway, Montvale, New Jersey 07645 ("MEMORY").

                                  INTRODUCTION

1. Memory has discovered compounds active as PDE10 inhibitors and owns related intellectual property rights.

2. Amgen has expertise in the research, development, manufacture and commercialization of human therapeutics.

3. The parties wish to collaborate to research inhibitors and other modulators of PDE10.

4. In consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Memory and Amgen agree as follows:

                             ARTICLE 1. DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1 "AFFILIATE" means (a) a person or business entity which owns, directly or indirectly, more than fifty percent (50%) of the voting shares or other means of control of a Person; or (b) a business entity in which more than fifty percent (50%) of the voting shares or other means of control are owned by a Person, either directly or indirectly; or (c) a business entity, the majority ownership of which is directly or indirectly common to the majority ownership of a Person. Notwithstanding the preceding provisions, with respect to an Affiliate of a Party to this Agreement, once an entity ceases to be an Affiliate, then such entity shall, without any further action, cease to have any rights, including license and sublicense rights, under this Agreement that it has by reason of being an Affiliate.

1.2   "AGREEMENT TERM" means the term of this Agreement, more fully described in
      Section 12.1.

1.3 "AMGEN INVENTION" means an Invention having as inventors employees, consultants or agents of Amgen or its Affiliates, but not employees, consultants or agents of Memory or its Affiliates, as determined under US patent law.

1.4 "AMGEN KNOW-HOW" means all Know-How that Amgen owns, or otherwise is Controlled by Amgen, during the Agreement Term. Notwithstanding the foregoing, Amgen Know-

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      How shall not be deemed to include Memory Know-How solely based upon the fact that Amgen may Control such Memory Know-How under this Agreement.

1.5 "AMGEN PROPERTY" means (1) an exclusive, royalty bearing license, under intellectual property (including Collaboration Technology, Joint Inventions, Patent Rights Covering Collaboration Technology, and Joint Patent Rights) controlled by Amgen that is exclusively related to the Lead Compounds to make, have made, use, offer for sale, sell and import the Lead Compounds (subject to Amgen's retained non-exclusive research license to Memory Inventions that relate to Memory compounds consisting of PDE10 inhibitors or modulators, including Memory Compounds, and non-exclusive license to any other Memory Invention as provided under Section 2.1 and further subject to Sections 12.5(a) and 12.5(b)); (2) [*] (in the case of each of (1) and (2), in the event that the Lead Compounds is not in clinical trials at the time of termination of the Agreement, then (1) and
      (2) shall [*]); and (3) the assignment and transfer to Memory, or its Affiliates as requested by Memory, free of any liens, pledges or security interests (collectively, "LIENS"), of all of Amgen's right, title and interest in and to (i) [*](to the extent assignable and not cancelled by the party(ies) thereto other than Amgen) to the extent relating solely to the Lead Compounds, (ii) [*] in Amgen's possession or in the possession of its Affiliates or its or their respective agents to the extent solely relating to the Lead Compounds (PROVIDED, HOWEVER, that Amgen may redact any information that does not relate to the Lead Compounds), (iii) all rights relating to the infringement of Memory Patent Rights and Joint Patent Rights by Third Parties, solely relating to the Lead Compounds,
      (iv) all rights relating to patent prosecutions described in Section 9.2 relating solely to the Lead Compounds (and Amgen shall thereafter use diligent efforts to file divisionals to separate any patent claims solely relating to the Lead Compounds from those relating to other compounds) and
      (v) any trademarks or trademark applications that are solely used or solely intended for use for the Lead Compounds, and not for any products of Amgen or any of its Affiliates, and so long as any such trademarks or trademark applications do not use the name Amgen or any derivative thereof.

1.6 "CALENDAR QUARTER" means each respective period of 3 consecutive months ending on March 31, June 30, September 30 and December 31 of each Calendar Year.

1.7 "CALENDAR YEAR" means each successive period of 12 months commencing on January 1 and ending on December 31.

1.8 "CHANGE OF CONTROL OF MEMORY" means the occurrence of any of the following events:

      (a) Any person (as such term is defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), corporation or other entity hereafter becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of securities of Memory [*] representing [*] percent ([*]%) or more of the combined voting power of the outstanding securities of Memory which ordinarily (and apart from rights accruing under special circumstances) have the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire the Memory's securities) (the "SECURITIES");

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      (b)   As a result of a tender offer, merger, sale of assets or other major transaction, the persons who are directors of Memory immediately prior to such transaction cease to constitute a majority of the Board of Directors of Memory (or any successor corporations) immediately after such transaction;

      (C) [*] Memory is merged or consolidated with any other person, firm, corporation or other entity and, as a result, the shareholders of Memory, as determined immediately before such transaction, own less than [*] percent ([*]%) of the outstanding Securities of the surviving or resulting entity immediately after such transaction;

      (d) Memory transfers all or substantially all of its assets to another person, firm, corporation or other entity;

      (e) An Industry Buyer acquires twenty percent (20%) or more of the outstanding Securities of Memory; or

      (f)

            (1) Memory becomes bankrupt or insolvent, or files a petition in bankruptcy or makes a general assignment for the benefit of creditors or otherwise acknowledges in writing insolvency, or is adjudged bankrupt, and Memory (i) fails to assume this Agreement in any such bankruptcy proceeding within thirty (30) days after filing or (ii) assumes and assigns this Agreement to a Third Party;

            (2) Memory grants to a party other than Amgen a security interest in any intellectual property licensed to Amgen hereunder (unless Memory has first granted to Amgen a security interest in such intellectual property to secure Memory's obligations under this Agreement and the security interest granted by Memory to such party is subordinated or junior in priority to the security interest granted by Memory to Amgen, PROVIDED, HOWEVER, [*];

            (3) Memory goes into or is placed in a process of complete liquidation;

            (4) a trustee or receiver is appointed for any substantial portion of Memory's business who is not discharged within [*] days after appointment;

            (5) any case or proceeding shall have been commenced or other action taken against Memory in bankruptcy or seeking liquidation, reorganization, dissolution, a winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or similar act or law of any jurisdiction now or hereafter in effect and is not dismissed or converted into a voluntary proceeding governed by clause (f)(1) above within [*] days after filing; or

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            (6)   there shall have been issued a warrant of attachment,
                  execution, distraint or similar process against any substantial part of the property of Memory and such event shall have continued for a period of [*] days undismissed, not bonded in a manner reasonably satisfactory to Amgen or undischarged.

1.9   "CHANGE OF CONTROL RIGHTS" means [*].

1.10 "COLLABORATION COMPOUND" means a PDE10 inhibitor or modulator (a) for which Amgen during the Agreement Term has rights, whether by reason of its own conception of such inhibitor or modulator or under agreement with a Third Party, (b) was identified or confirmed as a PDE10 inhibitor or modulator through the use of the Memory Screening Technology, and (c) subject to Section 7.3(a), with respect to which the initial IND for the inhibitor or modulator has been filed within [*] years after the Effective Date by Amgen or its Affiliate.

1.11 "COLLABORATION TECHNOLOGY" means all Know-How generated in the conduct of the Research Collaboration by Amgen and Memory jointly or solely by Memory, as well as all Know-How, inventions, and/or intellectual property rights created, developed or generated by Memory or its Affiliates with respect to any PDE10 inhibitors or modulators in violation of Section 2.5.

1.12 "COMPOSITION OF MATTER CLAIM" means, for a given Product in a given country of the Territory, a Valid Claim of a Memory Patent Right or a Joint Patent Right that Covers the composition of matter of the PDE10 inhibitor or modulator per se that is included in such Product, in whole or as a component thereof, as an active ingredient of such Product.

1.13  "COMPOUND" means either a Primary Compound or a Secondary Compound.

1.14 "CONTROL" means, with respect to any Know-How, Material or intellectual property right (including Patent Rights), possession by a party of the ability (whether by ownership, license or otherwise) to grant access, a license or a sublicense to such Know-How, Material or intellectual property right as provided for in this Agreement without violating the terms of any agreement with any Third Party in existence as of the Effective Date. With respect to any Know-How, Material or intellectual property right (including Patent Rights) to which either party obtains rights after the Effective Date, then Control shall include possession by such party of the ability (whether by ownership, license or otherwise) to grant access, a license or a sublicense to such Know-How, Material or intellectual property right as provided for in this Agreement without violating the terms of any agreement with any Third Party pursuant to which such Know-How, Material or intellectual property rights were obtained or developed (PROVIDED, HOWEVER, that with respect to Know-How that is obtained or developed outside of the Research Collaboration, then Control means possession by such party of the ability (whether by ownership, license or otherwise) to grant access, a license or a sublicense to such Know-How as provided for in this Agreement without violating the terms of any agreement with any Third Party pursuant to which such Know-How was obtained or developed or in existence as of the date such party obtains such rights).

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1.15  "COVER" (including the variations such as "Covered", "Coverage" or
      "Covering") means that the making, using, offering for sale, selling or importing of the product or invention being referenced would infringe a Valid Claim of a Patent Right in the absence of a license under such Patent Right. Except to the extent set forth in Section 5.2, the determination of whether a product or invention is Covered by a particular Patent Right shall be made on a country-by-country basis.

1.16 "DEDICATED PERSONNEL" means [*] percent ([*]%) of the Memory personnel who performed the Amgen funded FTE activities under the Research Collaboration during the [*] immediately preceding the occurrence of the applicable Change of Control of Memory (rounded down to the nearest whole number).

1.17  "EUROPE" means the [*].

1.18 "FDA" means the United States Food and Drug Administration, or its foreign equivalent.

1.19 "FIELD" means all uses, including prophylaxis, palliative, diagnostic, and therapeutic.

1.20 "FTE" means the equivalent of the work of one employee full time for one year (consisting of at least a total of [*] weeks or [*] hours per year (excluding vacations and holidays) of work on or directly related to the Research Collaboration), carried out by a Memory employee or a permitted subcontractor. No more than [*] hours per week of overtime shall be counted toward the number of hours that are used to calculate the FTE contribution. No one person shall be permitted to account for more than one FTE.

1.21  "FTE RATE" means [*] Dollars ($[*]) per FTE per year.

1.22 "GENERAL INVENTION" means a Memory Invention that is not specifically related to a Compound, a Product or the inhibition or modulation of PDE10.

1.23 "IND" means an Investigational New Drug Application filed with the FDA for human clinical testing of a drug.

1.24 "INDUSTRY BUYER" means an entity that, together with its Affiliates, has an average annual pharmaceutical and/or biotechnology pre-clinical research expenditure of more than [*]. Notwithstanding the foregoing, a bona fide venture capital or private equity firm that is not owned or controlled by, and does not own or control a significant biotechnology or pharmaceutical company shall not be deemed to be an Industry Buyer. For the purposes of illustration, the Parties consider the following to not be Industry Buyers because they are bona fide venture capital or private equity firms that are not owned or controlled by, and do not own or control a significant biotechnology or pharmaceutical company: [*]

1.25 "INITIATION OF PHASE 2A CLINICAL TRIAL" means the date that a patient is first dosed by or on behalf of Amgen, its Affiliate or sublicensee with a Product in a clinical trial on sufficient numbers of patients that is designed to establish the safety and efficacy of a drug for its intended use, and to define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed and that satisfies the requirements of 21 CFR 312.21(b) (or its successor regulation), or its foreign equivalent.

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1.26  "INITIATION OF PHASE 2B CLINICAL TRIAL" means the date that a patient is first dosed by or on behalf of Amgen, its Affiliate or sublicensee with a Product in a second clinical trial (of such Product) on sufficient numbers of patients that is designed to establish the safety and efficacy of a drug for its intended use, and to define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed and that satisfies the requirements of 21 CFR 312.21(b) (or its successor regulation), or its foreign equivalent. Notwithstanding the foregoing, if the first such clinical trial for such Product was prematurely terminated or suspended and the parameters of such second clinical trial are similar to those of the first such clinical trial of such Product, then the date that a patient is first dosed in such second clinical trial shall be deemed to be another Initiation of Phase 2a Clinical Trial and not an Initiation of Phase 2b Clinical Trial.

1.27 "INITIATION OF PHASE 3 CLINICAL TRIAL" means the date that a patient is first dosed by or on behalf of Amgen, its Affiliate or sublicensee with a Product in a clinical trial of sufficient numbers of patients that, if the defined end-points are met, is intended to be a pivotal trial for obtaining Regulatory Approval or otherwise intended to supplement existing data on the drug and thereby establish that a drug is sufficiently safe and efficacious for its intended use for the purposes of obtaining Regulatory Approval, and to provide an adequate basis for defining in physician labeling the warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed, and which is intended to support Regulatory Approval of such drug in the United States, European Union or any country in the European Union and that satisfies the requirements of 21 CFR 312.21(c), or its successor regulation, or an equivalent foreign clinical trial.

1.28 "INVENTION" means an invention, including any Compound, that is made in the conduct of the Research Collaboration.

1.29 "JOINT COMPOUND" means any PDE10 inhibitor or modulator which is Covered by a Composition of Matter Claim under a Joint Patent Right.

1.30 "JOINT INVENTION" means an Invention having at least one co-inventor who is an employee, consultant or agent of Amgen and/or its Affiliates, and at least one co-inventor who is an employee, consultant or agent of Memory and/or its Affiliates, as inventorship is determined under U.S. patent law.

1.31 "JOINT PATENT RIGHTS" means patent claims (and the Patent Rights in which those claims are contained), which if issued would, or as issued do, Cover a Joint Invention and, under US patent law, require the naming of at least one co-inventor who is an employee, consultant or agent of Amgen and/or its Affiliates, and at least one co-inventor who is an employee, consultant or agent of Memory and/or its Affiliates.

1.32  "JRC" means that committee organized and operating as provided in Article
      7.

1.33 "KNOW-HOW" means data, know-how, trade secrets, methods, knowledge and information, including materials, samples, chemical manufacturing data, toxicological data, pharmacological data, preclinical data, assays, platforms, formulations, specifications, quality control testing data, that are necessary or useful for the research,

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      discovery, manufacture, development or commercialization of any Product in the Territory.

1.34 "LAUNCH" means, with respect to a Product in a country of the Territory, the date of the first commercial sale by or on behalf of Amgen, its Affiliate or its sublicensee of the given Product in the given country after Regulatory Approval (if required) in such country.

1.35 "LEAD COMPOUND(S)" shall mean the Compound which, prior to the events triggering the provisions of Section 12.5(a), has [*] (unless another Memory Compound or Joint Compound that has reached IND enabling toxicology studies is selected in writing by Memory as a lead compound), together with a [*] Compound which other than the aforementioned Compound has [*] (unless another Memory Compound or Joint Compound that has reached IND enabling toxicology studies is selected in writing by Memory as a back-up compound).

1.36  "MAJOR MARKET COUNTRIES" means the [*].

1.37 "MATERIALS" means certain biological materials or chemical compounds including assays, Compounds, screens, knock-out mice and other animal models, cell lines, cells, nucleic acids, receptors and reagents Controlled by the supplying Party. "Materials" shall be deemed to include the materials listed on Schedules 1.42, 1.60, and 1.65 each as attached hereto, which Memory will provide to Amgen pursuant to Section 7.1(c) of this Agreement.

1.38 "MEMORY COMPOUND" means any PDE10 inhibitor or modulator for which Memory during the Agreement Term has rights, whether by reason of its own conception of such inhibitor or modulator or under agreement with a Third Party, which is Covered by a Valid Claim of a Memory Patent Right.

1.39 "MEMORY INVENTION" means an Invention having as inventors employees, consultants or agents of Memory or its Affiliates, but not employees, consultants or agents of Amgen or its Affiliates, as determined under US patent law.

1.40 "MEMORY KNOW-HOW" means all Know-How that Memory owns, or otherwise is Controlled by Memory, during the Agreement Term.

1.41 "MEMORY PATENT RIGHTS" means all Patent Rights that Memory owns, or otherwise are Controlled by Memory, during the Agreement Term, excluding any Joint Patent Rights. Schedule 1.41 lists all Memory Patent Rights that claim compounds that inhibit or modulate PDE10 as of the date hereof ("BASE PATENTS").

1.42 "MEMORY SCREENING TECHNOLOGY" means all of the screens and counterscreens for the PDE10 program [*] Controlled by Memory during the Agreement Term. To each parties knowledge, as of the Effective Date, Schedule 1.42 sets forth all Memory Screening Technology then in existence.

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1.43  "MEMORY TECHNOLOGY" means the Memory Compounds, the Memory Screening
      Technology and in addition to the foregoing the reagents, protocols and documentation necessary and/or useful for Amgen to perform Memory's PDE10 assay(s), Controlled by Memory during the Agreement Term, including in vitro and in vivo behavioral and other assays, as well as all Know-How, Materials and documentation Controlled by Memory relating to PDE10.

1.44 "NDA" means a New Drug Application, or its foreign equivalent, filed with the FDA for a drug.

1.45 "NET SALES" means, with respect to a certain time period, the gross invoiced sales prices charged for all Products sold by or for Amgen, its Affiliates and sublicensees in arms length transactions to Third Parties (but not including sales relating to transactions between Amgen, its Affiliates, and/or their respective sublicensees) during such time period, less the total of the following estimated and/or incurred charges or expenses to the extent attributable to the sale of the Product: [*].

      All of the sales, and deductions taken above, shall be determined in accordance with GAAP. [*]. For the purposes of this Agreement, "GAAP" means generally accepted accounting principles.

      Any disposal of Products for, or use of Products in, clinical or pre-clinical trials, given as free samples in accordance with applicable law, or distributed at no charge to patients unable to purchase Product shall not be included in Net Sales.

      Where a Product is sold together with other pharmaceutical products (excluding devices used for using or administering the Product excluded from Net Sales above) for a single price (whether sold together in the same package, or merely price bundled) then for the purposes of calculating the Net Sales for the Products under this Agreement, the Product shall be deemed to be sold for an amount equal to the following:

                        (X divided by Y) multiplied by Z

      where X is the average sales price during the applicable reporting period generally achieved for the Product in the country in which such sale or other disposal occurred when such Product is sold alone and not with other pharmaceutical products; Y is the sum of the average sales price during the applicable reporting period generally achieved in that country when sold alone by each product (including the Product) included in the bundle of pharmaceutical products that is sold for the single price; and Z equals the single price at which the bundle of pharmaceutical products represented in Y was actually sold. In the event one or more of the products in the bundled product are not sold separately, the parties shall confer in good faith to determine a fair market price that shall be equitable for the value of the Product within the bundled product.

1.46  "PARTY" means Amgen or Memory. "PARTIES" means Amgen and Memory.

1.47 "PATENT RIGHT" means all rights under (a) any patent or patent application in any country of the Territory, (b) all patent applications filed in any jurisdiction corresponding to or

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      claiming priority from the patents and/or patent applications referred to in the foregoing clause (a); (c) all divisionals, continuations and continuations-in-part of the patent applications referred to in the foregoing clauses (a) and (b); (d) all patents issuing from the patent applications referred to in the foregoing clauses (a), (b) and (c); and
      (e) all reissues, re-examination certificates, registrations, confirmations, extensions, substitutions, renewals and supplementary protection certificates of the patent and/or patent applications referred to in the foregoing clauses (a), (b), (c) and (d).

1.48 "PDE10" means any biological molecule that is a member of the family of [*] generally known as PDE10, [*], PDE10A (amino acid sequences of which are attached hereto as Schedule 1.48), and any and all of the following biological molecules related to PDE10: [*]

1.49 "PERSON" means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or governmental entity.

1.50 "PRIMARY COMPOUND" means a Memory Compound, a Joint Compound or a Collaboration Compound.

1.51 "PRIMARY PRODUCT" means a product that includes, in whole or as a component thereof, a Primary Compound.

1.52  "PRODUCT" means any Primary Product or Secondary Product.

1.53  [*]

1.54 "REGULATORY APPROVAL" means any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any national or international or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture and sale of a Product in the Field in a regulatory jurisdiction in the Territory by Amgen, its Affiliate or sublicensee.

1.55  "REINSTATABLE RIGHTS" means [*].

1.56 "RESEARCH COLLABORATION" means the collaborative non-clinical research program between the Parties relating to PDE10 inhibitors and modulators, as more fully described in the Research Workplan.

1.57 "RESEARCH WORKPLAN" means the plan of non-clinical research activities attached as Schedule 1.57, as it may be amended in writing from time to time.

1.58  "RESEARCH TERM" shall have the meaning provided in Section 7.1(b)(iii).

1.59 "ROYALTY TERM" means with respect to (i) a given Primary Product in a given country the period of time commencing on Launch in such country and continuing until the later of (a) expiration of the last to expire of a Memory Patent Right or Composition of Matter

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      Claim Covering such Product in such country or (b) ten (10) years from the
      Launch of such Product in such country, and (ii) a given Secondary Product in a given country the period of time commencing on Launch in such country and continuing until ten (10) years from the Launch of such Product in such country. Notwithstanding the foregoing, with respect to any given Product that becomes a Primary Product in a given country subsequent to Launch in such country, the Royalty Term shall expire in such country upon the later of (x) expiration of the last to expire of a Memory Patent Right or Composition of Matter Claim Covering such Product in such country or
      (y) ten (10) years from the Launch of such Product in such country. The Launch within any country in the European Union shall be deemed the date of Launch for all countries in the European Union.

1.60 "SECONDARY COMPOUND" means (i) a PDE10 inhibitor or modulator, other than a Primary Compound, (a) for which Amgen during the Agreement Term has rights, whether by reason of its own conception of such inhibitor or modulator, or under agreement with a Third Party, (b) was identified or confirmed as a PDE10 inhibitor or modulator through the use of the Memory Screening Technology, and (c) subject to Section 7.3(a), with respect to which the initial IND for the inhibitor or modulator has not been filed within [*] after the Effective Date by Amgen or its Affiliate, or (ii) [*] or as identified by Memory on Schedule 1.60 attached hereto.

1.61 "SECONDARY PRODUCT" means a product that includes, in whole or as a component thereof, a Secondary Compound; PROVIDED, HOWEVER, that if a Product includes in whole or as a component thereof, a Primary Compound then such Product shall be deemed a Primary Product. No Product shall be deemed both a Primary Product and a Secondary Product concurrently.

1.62  "TERRITORY" means all countries and territories in the world.

1.63 "THIRD PARTY" means a person or entity other than (i) Memory or any of its Affiliates, or (ii) Amgen or any of its Affiliates.

1.64 "THIRD PARTY ACQUIRER" means a Third Party that obtains ownership or control of (whether directly or indirectly) or otherwise acquires all or substantially all of the business or assets of Memory in connection with a Change of Control of Memory, whether in one transaction or a series of transactions.

1.65 "TRIGGERING EVENT" means a [*] determination by [*] resulting from the performance of the research set forth in Schedule 1.65-A attached hereto that [*] and that such [*] the central nervous system effects described in Schedule 1.65-B.

1.66 "US" means the United States of America and its possessions and territories, including Puerto Rico.

1.67  "VALID CLAIM" means a claim [*].

                            ARTICLE 2. LICENSE GRANTS

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

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2.1   License Grants. Subject to the terms and conditions of this Agreement,
      Memory grants to Amgen the sole and exclusive license, including the right to grant sublicenses pursuant to Section 2.2, under the Memory Patent Rights, the Memory Know-How, the Memory Inventions and Memory Technology to perform Amgen's responsibilities under the Research Collaboration and to research, develop, make, have made, use, offer for sale, sell, have sold, import, export or otherwise exploit, or transfer possession of or title in, Compounds and Products in the Territory for use in the Field.

      Subject to the terms and conditions of this Agreement, Memory grants to Amgen the sole and exclusive license, including the right to grant sublicenses pursuant to Section 2.2, under its joint interest in Joint Patent Rights (other than with respect to General Inventions) to perform Amgen's responsibilities under the Research Collaboration and to research, develop, make, have made, use, offer for sale, sell, have sold, import, export or otherwise exploit, or transfer possession of or title in, Compounds and Products in the Territory for use in the Field.

      Subject to the terms and conditions of this Agreement, Memory grants to Amgen the sole and exclusive license, including the right to grant sublicenses pursuant to Section 2.2, under its joint interest in Collaboration Technology to research, develop, make, have made, use, offer for sale, sell, have sold, import, export or otherwise exploit, or transfer possession of or title in, products solely to the extent related to PDE10; PROVIDED, HOWEVER, that Memory and Amgen shall each have the non-exclusive right (including the right to grant sublicenses) under the Collaboration Technology to research, develop, make, have made, use, offer for sale, sell, have sold, import, export or otherwise exploit, or transfer possession of or title in, products except solely to the extent related to PDE10.

      During the Agreement Term, subject to the terms and conditions of this Agreement, Memory grants to Amgen a worldwide, fully paid-up, royalty-free, non-exclusive license, including the unrestricted right to grant sublicenses, under the Memory Inventions, and all intellectual property rights to the extent relating thereto, for any and all purposes. Upon expiration or termination of this Agreement, subject to the terms and conditions of this Agreement (including Section 12.1), Memory grants to Amgen and its Affiliates a worldwide, fully paid-up, royalty-free, non-exclusive license, with no right to grant sublicenses or assign such license, under the Memory Inventions to the extent relating to Memory compounds consisting of PDE10 inhibitors or modulators, including Memory Compounds and all intellectual property rights to the extent relating thereto solely for internal research purposes (the "RESEARCH LICENSE"), and Memory grants to Amgen and its Affiliates a worldwide, fully paid-up, royalty-free, non-exclusive license, including the unrestricted right to grant sublicenses, under any other Memory Invention (including General Inventions), and all intellectual property rights to the extent relating thereto, for any and all purposes.

      Amgen's right to use Memory's pre-existing technology and all intellectual property rights relating thereto pursuant to the licenses granted under this Section 2.1 shall be limited solely to Amgen's and its Affiliates' and sublicensees' use in connection with activities under this Agreement related to PDE10. Pursuant to the licenses granted under this Section 2.1, Amgen shall have exclusive rights to all technology and all intellectual

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED
      property rights to the extent relating thereto developed solely or jointly by Memory during the Research Collaboration for use solely in connection with activities under this Agreement related to PDE10, including Memory Inventions and Collaboration Technology, and non-exclusive rights relating thereto for activities unrelated to PDE10. Further, nothing in this Agreement shall limit the right of Memory to use Memory Know-How (including the Memory Screening Technology, but excluding Memory Inventions pursuant to which Amgen has been granted an exclusive license under the first paragraph of this Section 2.1) for any purpose except solely to the extent related to researching, developing, making, having made, using, offering for sale, selling, having sold, importing, exporting or otherwise exploiting, or transferring possession of or title in, Compounds and Products in the Territory for use in the Field.

2.2 Sublicense Rights. Except with respect to the Research License, the rights and licenses granted to Amgen under Section 2.1 shall include the unrestricted right to grant sublicenses to its Affiliates and Third Parties under such rights and licenses, in whole or in part. Amgen assumes full responsibility for the performance of all obligations and observance of all terms of this Agreement imposed on such Affiliate or Third Party sublicensee and will itself account to Memory for all payments due under this Agreement by reason of such sublicensee's activities.

      Upon the licenses granted herein to Amgen becoming fully paid up pursuant to Section 12.1, any and all sublicenses granted by Amgen similarly shall become fully paid up as to Memory.

2.3 Products Containing Amgen Compounds. Memory acknowledges that prior to the Effective Date Amgen has or, during the Agreement Term Amgen may have, rights in or to Amgen Compounds. For the purposes of this Agreement, "AMGEN COMPOUND" means a PDE10 inhibitor or modulator, other than a Primary Compound or Secondary Compound, (a) for which Amgen during the Agreement Term has rights, whether by reason of its own conception of such inhibitor or modulator, or under agreement with a Third Party, and (b) was not identified or confirmed as a PDE10 inhibitor or modulator through the use of the Memory Screening Technology.

      All rights in and to any Amgen Compound shall remain solely owned by Amgen, and Memory shall have no rights, and Amgen shall have no obligations, financial or otherwise, to Memory, under this Agreement with respect to any Amgen Compound.

2.4 No Implied License. No rights or licenses with respect to any intellectual property owned or Controlled by either party are granted or shall be deemed granted hereunder or in connection herewith, other than those rights or licenses expressly granted in this Agreement.

2.5 Exclusivity. Notwithstanding anything to the contrary in this Agreement, during the Agreement Term, Memory and its Affiliates will not, internally (other than in performance of the Research Workplan) or in conjunction with a Third Party, conduct, effect, participate in or cause, or advise, assist or encourage any Third Party (including, without limitation, through the transfer of information, materials or technology) to

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED
      conduct, effect, participate in or cause, in any way, directly or indirectly, any activities related to PDE10 inhibitors or modulators; PROVIDED, HOWEVER, that nothing contained herein shall prohibit any activity with respect to inhibitors or modulators of phosphodiesterases other than those that inhibit or modulate PDE10. For the purposes of this
      Section 2.5, Affiliates shall [*].

2.6 Registration. The Parties shall execute the short-form of license attached hereto as Schedule 2.6 concurrently with this Agreement. From time to time after the Effective Date, upon request by Amgen, Memory agrees to execute such similar short-forms of license to evidence the license of rights granted to Amgen by this Agreement. Amgen shall have the right to record such short-forms of license in the United States Patent and Trademark Office, the corresponding offices outside the United States, and/or with other appropriate governmental agencies. Amgen shall provide Memory with prompt written notice of any such recordation, including a copy of all papers recorded. Upon termination of the Agreement in its entirety for any reason, Amgen at its sole cost and expense shall promptly execute and deliver to Memory, or cause to be filed with the United States Patent and Trademark Office, the corresponding offices outside the United States, and/or with other appropriate governmental agencies, appropriate terminations of such short-forms of license.

                              ARTICLE 3. DILIGENCE

3.1 Amgen's Diligence. Amgen shall use reasonable diligence in proceeding with the research, development (including obtaining required Regulatory Approvals), manufacturing, marketing and sale of Products in the Major Market Countries.

      Reasonable diligence as used in this Agreement shall mean the same standard of effort as used by Amgen, or in any case not less than common in the industry taken as a whole, in the research, development, clinical testing, manufacturing, marketing and sale of a product of similar profile, market potential and at a similar stage in its product life as that of the applicable Product, taking into account safety, efficacy, competition, the patent and other proprietary position of the Product, the likelihood of Regulatory Approval given the regulatory structure involved, the profitability of the Product including the royalties payable to licensors of patent rights, alternative products and product candidates and other relevant factors, including scientific, business and marketing and return on investment considerations. The Parties also acknowledge that, even within the Major Market Countries, Amgen (and its Affiliates) does not always seek to market its own products in every such country or seek to obtain regulatory approval in every such country or for every potential indication or seek to obtain regulatory approvals in different countries concurrently. As a result, reasonable diligence shall be determined by judging Amgen's efforts taken as a whole in the following regions on a region-by-region basis (the regions being [*]) (taking into account factors including pricing strategy, applicable law and regulation and the availability and strength of protection for intellectual property and proprietary rights), and it is anticipated that the level of effort will change over time, reflecting changes in the status of the Product and the market and/or region involved and based upon changing scientific, business, marketing, return on investment and other considerations. Additionally, the Parties acknowledge that prior to Initiation of Phase 3

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

      Clinical Trial conducted to support Regulatory Approval of a Product in the [*], Amgen shall have no diligence obligations under this Section 3.1 with respect to [*].

3.2 Memory's Diligence. Memory shall use reasonable diligence, and shall commit the personnel, facilities and resources, to perform its obligations under the Research Workplan. Memory will conduct its activities under the Research Collaboration in good scientific manner, using qualified personnel, and in material compliance with applicable laws and regulations. Memory will prepare and maintain complete and accurate written records relating to its activities under the Research Collaboration consistent with industry standards including, for purposes of patent and regulatory matters, prompt, but in no event less than daily, signing and corroboration of laboratory notebooks and conception documents. Amgen shall have the right to use such source data to support submissions to regulatory agencies and the filing, prosecution, maintenance, defense and enforcement of Joint Patent Rights and for such other purposes as reasonably necessary in pursuit of performing Amgen's responsibilities under the Research Collaboration and researching, developing, making, having made, using, offering for sale, selling, having sold, importing, exporting or otherwise exploiting, or transferring possession of or title in, Compounds and Products in the Territory for use in the Field. Memory shall maintain such records for the later of (a) the Agreement Term or (b) five (5) years following the expiration or termination of the Research Collaboration. Upon Amgen's written request and within fifteen (15) business days after such request, Memory shall make available for inspection by the Amgen Audit Representative (as that term is defined in Section 7.3 hereof) the records of Memory (including source data such as laboratory notebook records) regarding the activities conducted and results achieved under the Research Collaboration, including all records related to Collaboration Technology and Inventions, at any reasonable time during Memory's regular working hours, and copies of all or any part of such data and records (whether in tangible or electronic form) shall be furnished to the Amgen Audit Representative upon request, provided that the Amgen Audit Representative shall execute a confidentiality agreement of the type described in Section 7.3 prior to the Amgen Audit Representative exercising any such rights. The rights and obligations contained in the preceding sentence shall survive for the later of (a) the Agreement Term or (b) five (5) years after the expiration or termination of the Research Collaboration.

3.3 Use of Memory Screening Technology. After the occurrence of the Triggering Event, Amgen shall [*] the Memory Screening Technology with respect to its use in the Research Collaboration, [*].

                          ARTICLE 4. PAYMENTS TO MEMORY

4.1 Up-Front Payment. Subject to Section 12.2, Amgen shall pay Memory an up-front payment of five million dollars ($5,000,000), which shall be non-refundable and non-creditable. Payment for such up-front fee shall be made within thirty (30) days following the Effective Date.

4.2 Triggering Event. Upon the occurrence of the Triggering Event, Amgen shall pay Memory a payment of [*] dollars ($[*]), which shall be non-refundable and non-

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED
      creditable. Upon the occurrence of the Triggering Event, Amgen shall notify Memory of such occurrence, and Memory will invoice Amgen for such payment. Such payment shall be due and payable by Amgen within [*] days after receipt of the applicable invoice from Memory. Amgen shall use reasonable diligence to cause the Triggering Event to occur as soon as reasonably practicable. If, within [*] days from the date hereof, the Triggering Event has not occurred, Memory shall have the right, at Memory's expense, to, and/or the right to cause a Third Party to, [*]. The Triggering Event shall only be deemed to have occurred if [*] results in the occurrence of the Triggering Event. The Parties confirm that the absence of the Triggering Event shall not eliminate, reduce or otherwise modify any obligation to make any milestone payments or royalty payments hereunder (other than the payment provided for in this Section 4.2).

4.3 Milestone Payments. (a) Amgen shall pay to Memory each of the following applicable one-time milestone payments following achievement of the corresponding milestone event by Amgen, its Affiliates or sublicensees, and all such payments shall be nonrefundable and non-creditable, except to the extent expressly set forth in this Section 4.3 or Section 6.5.

                            MILESTONE PAYMENT    MILESTONE PAYMENT
      MILESTONE EVENT       (PRIMARY PRODUCT)   (SECONDARY PRODUCT)
-------------------------   -----------------   -------------------
[*]                               US$[*]               US$[*]

[*]                               US$[*]               US$[*]

[*]                               US$[*]               US$[*]

[*]                               US$[*]               US$[*]

[*]                               US$[*]               US$[*]

[*]                               US$[*]               US$[*]

[*]                               US$[*]               US$[*]

[*]                               US$[*]               US$[*]

TOTAL                             US$[*]               US$[*]

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

(b) Notwithstanding Section 4.3(a) but subject to Section 4.3(g) and Section 5.9, in the event that either:

      (i) a Primary Product has a black box warning, in the US or the European Union, in its label at time of Launch in the US or the European Union, respectively, or receives one during its first [*] after Launch in the US or the European Union, respectively;

      (ii) a "Dear Doctor" letter is issued in the US or the European Union, respectively, in relation to such Primary Product during such period;

      (iii) a Primary Product is not the first or second PDE10 inhibitor or modulator (excluding any Secondary Product) having regulatory approval for the treatment of [*] in the US or the European Union, respectively; or

      (iv) a third PDE10 inhibitor or modulator (excluding any Product) having regulatory approval for the treatment of [*] launches in the US or the European Union, respectively, during the [*] period following the Launch of the Primary Product in the US or the European Union, respectively, then with respect to any such event in the US the milestone payment payable for such Primary Product upon approval of an NDA for such Primary Product in the US shall be reduced to $[*] (PROVIDED, HOWEVER, that, if such event occurs with respect to the US within [*] after Launch in the US then Amgen shall be entitled to deduct $[*] from subsequent payments of royalties to Memory), and with respect to any such event in the European Union the milestone payment payable for such Primary Product upon approval of an NDA for such Primary Product in the European Union shall be reduced to $[*] (PROVIDED, HOWEVER, that, if such event occurs with respect to the European Union within [*] after Launch in the European Union then Amgen shall be entitled to deduct $[*] from subsequent payments of royalties to Memory).

(c) Notwithstanding Section 4.3(a) but subject to Section 4.3(g) and Section 5.9, in the event that either:

      (i) a Secondary Product has a black box warning, in the US or the European Union, in its label at time of Launch in the US or the European Union, respectively, or receives one during its first [*] after Launch in the US or the European Union, respectively;

      (ii) a "Dear Doctor" letter is issued in the US or the European Union, respectively, in relation to such Secondary Product during such period;

      (iii) a Secondary Product is not the first or second PDE10 inhibitor or modulator having regulatory approval for the treatment of [*] in the US or the European Union, respectively; or

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

      (iv) a third PDE10 inhibitor or modulator (excluding any Product) having regulatory approval for the treatment of [*] launches in the US or the European Union, respectively, during the [*] period following the Launch of the Secondary Product in the US or the European Union, respectively, then with respect to any such event in the US the milestone payment payable for such Secondary Product upon approval of an NDA for such Secondary Product in the US shall be reduced to $[*] (PROVIDED, HOWEVER, that, if such event occurs with respect to the US within [*] after Launch in the US then Amgen shall be entitled to deduct $[*] from subsequent payments of royalties to Memory), and with respect to any such event in the European Union the milestone payment payable for such Secondary Product upon approval of an NDA for such Secondary Product in the European Union shall be reduced to $[*] (PROVIDED, HOWEVER, that, if such event occurs with respect to the European Union within [*] after Launch in the European Union then Amgen shall be entitled to deduct $[*] from subsequent payments of royalties to Memory).

(d)

      (i) Upon the occurrence of a milestone event, Amgen shall promptly notify Memory of such occurrence, and Memory will invoice Amgen for the related payment. Such payment shall be due and payable by Amgen within [*] days after receipt of the applicable invoice from Memory.

      (ii) Notwithstanding Section 4.3(d)(i), except as provided in the next sentence, a Product that includes, in whole or as a component thereof, a Collaboration Compound shall be presumed to be a Secondary Product until such time as it is determined to be a Primary Product. An inhibitor or modulator of PDE10 comprising a composition of matter claimed in a patent application within a Memory Patent Right or a Joint Patent Right shall, prior to Launch, be presumed to be a Primary Product.

      (iii) If at the time of Launch no Valid Claim under a Memory Patent Right or a Composition of Matter Claim Covers such Product, then, subject to Section 5.9, Amgen shall be entitled to deduct from subsequent payments of royalties to Memory the difference between the milestone payments actually paid for such Product and the milestone payments that would have otherwise been paid for such Product, if any, by Amgen but for the presumption provided for in Section 4.3(d)(ii).

      (iv) If a Valid Claim under a Memory Patent Right or a Composition of Matter Claim subsequently Covers such Product, then Amgen shall promptly reimburse Memory for the amounts deducted pursuant to
            Section 4.3(d)(iii).

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

            (v) Amgen shall only be obligated to make each milestone payment once, for the first occurrence of a respective event, regardless of how many times the event may be subsequently achieved with one or more Products.

            (vi) If Amgen's obligation to pay Memory for an occurrence of an event for a Secondary Product arises, and subsequently, Amgen's obligation to pay Memory for an occurrence of a corresponding event for a Primary Product should arise, then Amgen shall be required to pay Memory, promptly after such occurrence of the corresponding event for a Primary Product, an amount equal to the difference between the amount payable for such event for a Primary Product and the amount previously paid for such event as a Secondary Product. Accordingly, should Amgen's obligation to pay Memory for an occurrence of an event for a Primary Product arise, then Amgen's obligation to pay Memory for a corresponding event for a Secondary Product shall expire.

      (e) In the event that a milestone event relating to clinical development is achieved and payment with respect to the previous milestone event(s) has not been made by Amgen, then Amgen shall promptly pay Memory all such unpaid payments with respect to such previous milestone event(s).

      (f) In no event shall Amgen be obligated to pay to Memory milestone payments in excess of $[*] in the aggregate for the achievement of all milestone events, regardless of how many times milestone events are achieved and regardless of whether they are achieved by Primary Products, Secondary Products or both.

      (g) Notwithstanding the foregoing provisions of this Section 4.3, if during any Calendar Year after the Launch of a Product with respect to which the milestone payments have been reduced pursuant to
            Section 4.3(b) or (c) hereof the annual worldwide Net Sales of such Product exceed US$[*], Amgen shall promptly pay to Memory the amount of such reduction in the milestone payments, but in any event within [*] days following the end of such Calendar Year.

                              ARTICLE 5. ROYALTIES

5.1   Royalties Payable by Amgen.

      (a) Primary Products. With respect to each Calendar Year (or portion thereof) during the Royalty Term of a Primary Product, Amgen shall pay to Memory royalties on total annual Net Sales of such Primary Product in such Calendar Year (or portion thereof) by Amgen, its Affiliates and its sublicensees, which royalties shall be at the following rates:

            (i) [*] percent ([*]%) of that portion of such total annual Net Sales of such Product that is less than or equal to US$[*];

            (ii) [*] percent ([*]%) of that portion of such total annual Net Sales of such Product that is greater than US$[*] and less than or equal to US$[*]; and

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

            (iii) [*] percent ([*]%) of that portion of such total annual Net
                  Sales of such Product that is greater than US$[*].

      (b) Secondary Products. With respect to each Calendar Year (or portion thereof) during the Royalty Term of a Secondary Product, Amgen shall pay to Memory royalties on total annual Net Sales of such Secondary Product in such Calendar Year (or portion thereof) by Amgen, its Affiliates and its sublicensees, which royalties shall be at the following rates:

            (i) [*] percent ([*]%) of that portion of such total annual Net Sales of such Product that is less than or equal to US$[*];

            (ii) [*] percent ([*]%) of that portion of such total annual Net Sales of such Product that is greater than US$[*] and less than or equal to US$[*]; and

            (iii) [*] percent ([*]%) of that portion of such total annual Net
                  Sales of such Product that is greater than US$[*].

      (c) Subsequent Events. Notwithstanding the foregoing, a Product may change from time to time from a Primary Product to a Secondary Product and vice versa. Royalties for Primary Products shall be payable at the applicable rates set forth in Section 5.1(a) until the beginning of the first Calendar Quarter following the Calendar Quarter in which such Product has been determined to be a Secondary Product at which time royalties for such Product shall be payable at the applicable rates set forth in Section 5.1(b), and royalties for Secondary Products shall be payable at the applicable rates set forth in Section 5.1(b) until the beginning of the first Calendar Quarter following the Calendar Quarter in which such Product has been determined to be a Primary Product at which time royalties for such Product shall be payable at the applicable rates set forth in
            Section 5.1(a).

5.2 Royalty Term; Royalty Rate; Net Sales. Royalties for sales of any Product shall be paid for a period equal to the Royalty Term for such Product. If a Memory Patent Right or a Joint Patent Right has been found to be unpatentable, invalid or unenforceable by a court or other authority of competent jurisdiction in the country in which a Patent Right has issued, as a result of which Amgen is no longer required to pay royalties for a Product in such country, and subsequently such ruling is reversed upon appeal and such Patent Right is thereafter not subject to such determination of unpatentability, invalidity or unenforceability, then [*]. The royalty rates set forth above shall be determined on a Product-by-Product basis. [*] Nothing contained in this Section 5.2 shall affect the obligations of Amgen under Section 3.1. Additionally, when determining annual Net Sales of any given Product, the total annual Net Sales of such Product shall be the total annual Net Sales of such Product in all countries in which the Royalty Term is in effect for such Product (and shall only include sales made while such Royalty Term is in effect).

5.3 Third Party Licenses. If Amgen reasonably determines, in its reasonable discretion, that in order to avoid the potential infringement of the patent or know-how rights of a Third

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

      Party or Third Parties one or more licenses to access such intellectual property rights of a Third Party or Third Parties are required for Amgen, its Affiliates and/or its sublicensees to research, develop, make, have made, use, import, offer to sell and/or sell, export or otherwise exploit, or transfer physical possession of or title in a Product ("THIRD PARTY LICENSE(s)"), then [*] of any compensation (including, without limitation, up-front payments, milestones and royalties) actually paid by Amgen, its Affiliates and/or sublicensees with respect to such Product under any such Third Party License(s) entered into by Amgen, its Affiliates or sublicensees shall be creditable against the royalty payments to be paid to Memory by Amgen hereunder with respect to the sale of such Product; PROVIDED, HOWEVER, that the royalty rates due to Memory under Section 5.1(a) in any given Calendar Year will not be reduced to less than [*]; FURTHER PROVIDED, HOWEVER, that the royalty rates due to Memory under
      Section 5.1(b) in any given Calendar Year will not be reduced to less than [*].

5.4 Cumulative Royalties. The obligation under Section 5.1 to pay royalties on the Net Sales of a Product shall be imposed only once with respect to the same unit of said Product.

5.5 No Other Compensation. Other than as explicitly set forth (and as applicable) in this Article 5, and in Article 4 and Section 7.3, Amgen shall not be obligated to pay any additional fees, milestone payments, royalties or any other compensation to Memory under this Agreement.

5.6 Cross License. In the event that Amgen, in its sole business judgment, shall determine it is reasonably necessary to grant a sublicense, or a covenant not to sue, under Memory Patent Rights claiming a Product or method of using a Product, to any Third Party in a country in order for Amgen to obtain the right to make, have made, use, sell, lease, offer to sell or lease, or import, export or otherwise exploit, transfer physical possession of or otherwise transfer title in such Product in the Field in any case where any one or more such activities by Amgen, its Affiliates or sublicensees otherwise may infringe the intellectual property rights of such Third Party, and wherein no compensation or consideration other than the cross-licenses is exchanged between Amgen and such Third Party as a result thereof, Amgen shall have the right to grant such sublicense or covenant not to sue to such Third Party solely in connection with the manufacture, use, sale or other commercialization of an inhibitor or modulator of PDE10. For purposes of this Section 5.6, the determination of Net Sales of Products for purposes of calculating the royalties payable by Amgen to Memory under Section 5.1 shall not include sales of such inhibitor or modulator of PDE10 by or on behalf of such Third Party (or its Affiliates or sublicensees) receiving such sublicense or covenant not to sue.

5.7   Adjustments Related to Third Party Competition.

      (a) For a given Primary Product in a given Calendar Quarter, if, in addition to such Primary Product, there are [*] PDE10 inhibitors or modulators (excluding any Product) having regulatory approval for the treatment of [*] in the US, then Amgen shall have the right to reduce for the entire Territory the applicable royalty rate provided for under Section 5.1(a) to [*] percent ([*]%) of the applicable Net Sales in clause (i), [*] percent ([*]%) of the applicable Net

                    [*] CONFIDENTIAL TREATMENT IS REQUESTED

            Sales in clause (ii), and [*] percent ([*]%) of the applicable Net Sales in clause (iii).

      (b) Additionally, so long as there are [*] PDE10 inhibitors or modulators (excluding any Product) having regulatory approval for the treatment of [*] in the US, the minimum royalty rates provided for under Section 5.3 due to Memory for royalties payable under
            Section 5.1(a) in any given Calendar Year may be further reduced by Amgen to not less than [*] percent ([*]%) of the applicable annual Net Sales in clause (i), [*] percent ([*]%) of the applicable annual Net Sales in clause (ii), and [*] percent ([*]%) of the applicable annual Net Sales in clause (iii).

      (c) For a given Secondary Product in a given Calendar Quarter, if, in addition to such Secondary Product, there are [*] PDE10 inhibitors or modulators (excluding any Product) having regulatory approval for the treatment of [*] in the US, then Amgen shall have the right to reduce for the entire Territory the applicable royalty rate provided for under Section 5.1(b) to [*] percent ([*]%) of the applicable Net Sales in clause (i), [*] percent ([*]%) of the applicable Net Sales in clause (ii), and [*] percent ([*]%) of the applicable Net Sales in clause (iii).

      (d) Additionally, so long as there are [*] PDE10 inhibitors or modulators (excluding any Product) having regulatory approval for the treatment of [*] in the US, the minimum royalty rates provided for under Section 5.3 due to Memory for royalties payable under
            Section 5.1(b) in any given Calendar Year may be further reduced by Amgen to not less than [*] percent ([*]%) of the applicable annual Net Sales in clause (i), [*] percent ([*]%) of the applicable annual Net Sales in clause (ii), and [*] percent ([*]%) of the applicable annual Net Sales in clause (iii).

      (e) Notwithstanding the foregoing provisions of this Section 5.7, if during any Calendar Year after the Launch of a Product, the annual worldwide Net Sales of such Product exceed US$[*], the reductions provided for in this Section 5.7 as to such Product shall terminate for the Calendar Year in which such Net Sales amount is achieved and all future Calendar Years.

5.8   Adjustments Related to Black Box Label and "Dear Doctor" letters.

      (a) For a given Primary Product in a given Calendar Quarter in which there is a black box warning in the US as referred to in clause (1) below or a "Dear Doctor" letter in the US as referred to in clause
            (2) below (and for every Calendar Quarter thereafter until and unless such black box warning or "Dear Doctor" letter is removed or withdrawn), if, (1) in the US the Primary Product has a black box warning in its label or (2) there should be any "Dear Doctor" letters issued in the US regarding such Primary Product, Amgen shall have the right to reduce for the entire Territory the applicable royalty rate provided for under Section 5.1(a) to [*] percent ([*]%) of the applicable Net Sales in clause (i), [*] percent ([*]%) of the applicable Net Sales in clause (ii), and [*] percent ([*]%) of the applicable Net Sales in clause (iii).

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

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

      (b) Additionally, during the continuance of a black box warning in the US or a "Dear Doctor" letter in the US, the minimum royalty rates provided for under Section 5.3 due to Memory for royalties payable under Section 5.1(a) in any given Calendar Year may be further reduced by Amgen to not less than [*] percent ([*]%) of the applicable annual Net Sales in clause (i), [*] percent ([*]%) of the applicable annual Net Sales in clause (ii), and [*] percent ([*]%) of the applicable annual Net Sales in clause (iii).

      (c) For a given Secondary Product in a given Calendar Quarter in which there is a black box warning in the US as referred to in clause (1) below or a "Dear Doctor" letter in the US as referred to in clause
            (2) below (and for every Calendar Quarter thereafter until and unless such black box warning or "Dear Doctor" letter is removed or withdrawn), if, (1) in the US the Secondary Product has a black box warning in its label or (2) there should be any "Dear Doctor" letters issued in the US regarding such Secondary Product, Amgen shall have the right to reduce for the entire Territory the applicable royalty rate provided for under Section 5.1(b) to [*] percent ([*]%) of the applicable Net Sales in clause (i), [*] percent ([*]%) of the applicable Net Sales in clause (ii), and [*] percent ([*]%) of the applicable Net Sales in clause (iii).

      (d) Additionally, during the continuance of a black box warning in the US or a "Dear Doctor" letter in the US, the minimum royalty rates provided for under Section 5.3 due to Memory for royalties payable under Section 5.1(b) in any given Calendar Year may be further reduced by Amgen to not less than [*] percent ([*]%) of the applicable annual Net Sales in clause (i), [*] percent ([*]%) of the applicable annual Net Sales in clause (ii), and [*] percent ([*]%) of the applicable annual Net Sales in clause (iii).

      (e) Notwithstanding the foregoing provisions of this Section 5.8, if during any Calendar Year after the Launch of a Product, the annual worldwide Net Sales of such Product exceed US$[*], the reductions provided for in this Section 5.8 as to such Product shall terminate for the Calendar Year in which such Net Sales amount is achieved and all future Calendar Years.

5.9 Maximum Aggregate Deductions. Notwithstanding the preceding provisions of this Article 5, and/or any credit or deduction to which Amgen is entitled pursuant to Section 4.3 hereof, under no circumstances shall the royalty rates provided for in this Agreement, after taking into account all possible reductions pursuant to this Article 5 and/or Section 4.3, be less than (a) for Primary Products, [*]% of the applicable annual Net Sales in clause (i) of Section 5.1(a), [*]% of the applicable annual Net Sales in clause (ii) of Section 5.1(a), and [*]% of the applicable annual Net Sales in clause (iii) of Section 5.1(a), and (b) for Secondary Products, [*]% of the applicable annual Net Sales in clause (i) of Section 5.1(b), [*]% of the applicable annual Net Sales in clause (ii) of Section 5.1(b), and [*]% of the applicable annual Net Sales in clause (iii) of Section 5.1(b). Any remaining credit Amgen is entitled to receive pursuant to Section 4.3 hereof shall carry forward to the following Calendar Year until such time as the remaining credit has been received in full. This Section 5.9 shall not limit Amgen's right to off-set against any

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      payments due from Amgen hereunder any credit for overpayment under Section
      6.5 hereof.

                     ARTICLE 6. PAYMENT, REPORTING, AUDITING

6.1 Payment; Reports. Beginning with the Calendar Quarter after the Launch of the first Product until the expiration of Amgen's obligation to pay royalties hereunder, royalty payments and reports of the sale of Products for each Calendar Quarter will be calculated and delivered to Memory under this Agreement within [*] days of the end of each such Calendar Quarter. Each payment of royalties will be accompanied by a report of Net Sales of Products stating: (a) Net Sales of Products, on a Product-by-Product and country-by-country basis, during the applicable Calendar Quarter within the Field in the Territory; and (b) a calculation of the royalty payment due hereunder for such Calendar Quarter (a "ROYALTY REPORT").

6.2   Invoices. All invoices submitted by Memory to Amgen shall be addressed to:

         Amgen
         Accounts Payable

         [*]

      Invoices not submitted to the foregoing address will be subject to delay or return. In addition, each invoice should reference an applicable purchase order number to be provided by Amgen.

6.3   Exchange Rate; Manner and Place of Payment.

      (a) All payments hereunder will be payable in U.S. dollars. With respect to Net Sales invoiced or expenses incurred in U.S. dollars, the Net Sales or expense due to the receiving Party hereunder shall be expressed in U.S. dollars. With respect to Net Sales invoiced or expenses incurred in a currency other than U.S. dollars, the Net Sales invoiced or expenses incurred shall be converted into the US dollar equivalent using a rate of exchange which corresponds to the rate used by Amgen, for the respective reporting period, related to recording such Net Sales in its books and records that are maintained in accordance with GAAP. All payments shall be made in U.S. dollars. If at any time legal restrictions in any country in the Territory prevent the prompt remittance of any payments with respect to sales in that country, the paying Party shall have the right and option to make such payments by depositing the amount thereof in local currency to the receiving Party's account in a bank or depository in such country. Amgen will deliver to Memory proper evidence of such deposit. As soon as practicable thereafter, Amgen shall transfer such deposited payment to Memory or, upon the request of Memory, to an account of Memory at a commercial bank within the applicable country.

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

      (b) All payments owed under this Agreement will be made by wire transfer in immediately available funds to a bank account designated in writing by Memory, unless otherwise specified by Memory.

6.4 Taxes. Memory shall provide Amgen with a completed Form W-9 and an electronic funds transfer form (which form has been provided by Amgen to Memory on or prior to the date hereof) within ten (10) days of the Effective Date.

6.5   Audits.

      (a) Amgen will keep, and will cause its Affiliates and sublicensees to keep, complete and accurate records pertaining to the sale of Products in sufficient detail to permit Memory to confirm the accuracy of all payments due hereunder, and such records will be open to inspection for [*] years following the end of the period to which they pertain. Not more than once in any [*] consecutive Calendar Quarters, Memory will have the right to cause an independent, certified public accountant reasonably acceptable to Amgen to audit such records to confirm Net Sales and royalty and other payments for a period covering not more than the preceding [*] Calendar Years; PROVIDED, HOWEVER, that, the records for any particular Calendar Year shall not be subject to more than one audit hereunder.

      (b) Such audits may be exercised during normal business hours upon reasonable prior written notice to Amgen (but in no event less than [*] days prior written notice). Memory shall submit an audit plan, including audit scope, to Amgen for Amgen's approval, which shall not be unreasonably withheld, prior to audit implementation. The parties shall cooperate in all reasonable respects relating to the amicable resolution of any objections Amgen may have to any audit plan.

      (c) The independent certified public accountant shall keep confidential any information obtained during such inspection and shall report to Memory only the amounts of Net Sales and royalties due and payable, but may include, in the event such accountant shall be unable to verify the correctness of any such payment, information relating to why such payment is unverifiable. Amgen shall receive a copy of each such report concurrently with receipt by Memory. In the event that such payment is unverifiable, Amgen and Memory shall use good faith efforts to arrive at an equitable solution. Memory shall bear the full cost of such audit unless such audit discloses an underpayment of more than [*] percent ([*]%) from the aggregate amount of royalties or other payments due for the period audited. In such case, Amgen shall bear the full cost of such certified public accountant, to the extent such costs are reasonable and customary, to perform such audit and will promptly remit to Memory the amount of any underpayment. Conversely, if the audit reveals any overpayment by Amgen, the amount of such overpayment shall be creditable against any other amounts otherwise due from Amgen to Memory hereunder (or, if further payments otherwise due hereunder from Amgen to Memory are insufficient to fully use up such credit, Memory shall promptly reimburse Amgen for any remaining amount). Upon the expiration of [*] years following the end of any Calendar Year, except with respect to any specific claims

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED
            for additional royalty payments that result from an audit that was initiated prior to the expiration of such [*] year period pursuant to Section 6.5(a) but not yet completed [*], and except for royalty payments acknowledged by Amgen to be payable and not paid, the calculation of royalties payable with respect to such year shall be binding and conclusive upon Memory, and Amgen and its Affiliates and sublicensees shall be released from any liability or accountability with respect to royalties for such year, and Amgen shall no longer be required to retain such records for such year. The independent certified public accountant shall be required to execute a confidential disclosure agreement reasonably satisfactory to Amgen prior to performing any audit procedures or receiving any information from Amgen.

6.6 Confidentiality. Memory shall treat all financial information subject to review under this Article 6, or under any related sublicense agreement, as Amgen's Confidential Information, and shall cause its accounting firm to be bound to obligations of confidentiality with respect to such information at least as restrictive as Memory's obligations of confidentiality in this Agreement.

                      ARTICLE 7. THE RESEARCH COLLABORATION

7.1   The Research Collaboration.

      (a) The Parties agree to conduct a Research Collaboration in accordance with the Research Workplan. The goal of the Research Collaboration shall be to [*] lead series of Memory Compounds (as described in Schedule 7.1) and [*].

      (b) (i) The original term of the Research Collaboration shall be for a period of two (2) years from the beginning of the Research Collaboration as set forth in the Research Workplan ("ORIGINAL TERM"), unless this Agreement is terminated sooner in accordance with Article 12 or the Research Term is extended pursuant to Section
            12.4. Except as provided in Article 12, neither Party may terminate the Research Collaboration.

            (ii) The Original Term of the Research Collaboration may be extended by mutual written agreement of the Parties prior to the expiration of the Original Term.

            (iii) The total time period during which the Research Collaboration is ongoing, including any extensions of the Original Term, is the "RESEARCH TERM."

      (c)   As soon as is reasonably possible, but in no event later than thirty
            (30) days after the Effective Date, Memory shall deliver to Amgen the Materials listed on Schedule 1.42 attached to this Agreement, as well as any other Memory Technology (including protocols for applicable in vivo behavioral assays) (the "TECHNOLOGY TRANSFER"); PROVIDED, HOWEVER, that animals and/or other physical materials for performing such in vivo behavioral assays are not required to be

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                                       25
            delivered within such thirty (30) day period after the Effective Date and such delivery is not a condition to Amgen's obligations under Section 4.1. Promptly after completing the Technology Transfer Memory shall provide Amgen with written notice of the completion thereof. Thereafter, to the extent reasonably requested by Amgen in connection with its research, development, and/or commercialization of any Compounds or Products, Memory shall, where it Controls the relevant Compounds and/or Material, provide reasonable quantities of physical samples of such Compounds and/or other Materials that are in Memory's possession that are necessary or useful to the Research Collaboration (including animals and/or other physical materials for performing in vivo behavioral assays). In addition, prior to Launch of the first Product, Memory shall promptly notify Amgen of any Memory Technology obtained and Controlled by Memory that is reasonably necessary for the research, development, and/or commercialization of any Product. Further, Memory shall deliver to Amgen such Memory Technology described in the preceding sentence as Amgen may reasonably request from time to time and such Memory Technology shall be used solely as permitted under Section 2.1 of the Agreement.

7.2   Joint Research Committee. A JRC shall govern the Research Collaboration.

      (a) Organization. The JRC shall consist of six (6) members, three (3) members to be designated by Amgen and three (3) members to be designated by Memory. Each Party shall notify the other Party of the member(s) designated by such Party, in writing, within thirty (30) days after the Effective Date. The Committee shall function only during the Research Term unless otherwise agreed by the Parties. Any Party may withdraw the designation of any of its members of the JRC and designate a replacement at any time by giving prior written notice of the withdrawal and identifying the replacement to the other Party. The chairperson of the JRC shall be from Amgen.

      (b) Meetings. The JRC shall hold [*] meetings on mutually agreeable dates during the Research Term, with the location of the meetings to [*]. The frequency and location of such meetings may be modified by mutual agreement of the Parties. Notwithstanding the foregoing, the [*] meetings may be held by teleconference or videoconference. Each Party shall pay its own expenses associated with the meetings. Each Party may, in its discretion, invite non-member employees ("invitee") to attend meetings of the JRC.

      (c) Decision-Making. Decisions of the JRC shall be by consensus, with each Party having one collective vote. If the JRC is unable to decide a matter by consensus, then the final decision shall [*], PROVIDED, HOWEVER, that no such decision on any matter may be inconsistent with the provisions of this Agreement or have the effect of increasing the economic burdens, including unfunded FTE burdens, of Memory (except for any increases which in the aggregate are immaterial).

      (d) Sharing of Information. On a regular basis during the Research Term, the Parties will exchange a summary report describing new discoveries and data generated

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED
            under the Research Collaboration. Additionally, during the Research Term, the Parties will exchange the raw data obtained from the primary in vitro potency screen within the Memory Screening Technology that relate to inhibitors or modulators of PDE10, reasonably promptly after such data are obtained.

7.3   Research Support.

      (a) Subject to Sections 7.3(d), 7.3(e) and 7.3(f), for the first year of the Research Term, Amgen shall, in support of Memory's efforts under the Research Collaboration, make research funding payments to Memory for [*] FTEs at the FTE Rate [*]. Within [*] days before the end of the first year of the Research Collaboration the Parties shall meet to review (i) the progress of the Research Collaboration, (ii) the goals for the following year, (iii) [*]. Within [*] days before the end of the first year of the Research Collaboration, Amgen shall inform Memory of the number of Memory FTEs that Amgen will agree to reimburse for the following year. If Amgen notifies Memory that the number of FTEs that Amgen will fund for the second year of the Research Term will be less than [*] FTEs, then the time period referenced in Section 1.10(c) and 1.60(c) shall be deemed to be [*] years instead of [*] years.

      (b)   In the event that Amgen terminates this Agreement pursuant to
            Section 12.3 (other than for safety reasons as provided for in Section 12.3) during the first year of the Research Term, Amgen shall pay to Memory an amount equal to [*] multiplied by the FTE Rate, less any amounts previously paid by Amgen to Memory related to research funding in such first year (with any payments for work performed by permitted subcontractors pursuant to Section 7.3(f) counted as if Amgen paid the FTE Rate for such hours), plus an amount equal to [*] under the Research Collaboration (with any payments for work performed by permitted subcontractors pursuant to
            Section 7.3(f) counted as if Amgen paid the FTE Rate for such hours) (PROVIDED, HOWEVER, that if [*]. In the event that Amgen terminates this Agreement pursuant to Section 12.3 (other than for safety reasons as provided for in Section 12.3) during the second year of the Research Term, Amgen shall pay to Memory an amount equal to the lesser of (a) [*] of the research funding required to be paid by Amgen for FTEs for the second year of the Research Term under the Research Collaboration (with any payments for work performed by permitted subcontractors pursuant to Section 7.3(f) counted as if Amgen paid the FTE Rate for such hours), or (b) the [*]. In addition, consistent with the provisions of Section 12.6, Amgen will also pay any amounts related to research funding for FTEs allocated for such second year that has accrued but not yet been paid.

      (c) Memory shall invoice Amgen not earlier than [*] days before the beginning of each Calendar Quarter during the Original Term for the number of FTEs expected to be dedicated to performance of the Research Collaboration during such Calendar Quarter consistent with the Research Workplan. Payment of each invoice shall be due within [*] days following Amgen's receipt of an invoice indicating the appropriate amount. Unless agreed to by Amgen in writing such invoice shall not exceed [*] of the annual amount of FTE funding for such year,

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED
            but in no event shall the annual amount increase beyond the number of FTEs allocated for such year.

      (d)   Amgen shall only be required to reimburse Memory for the lesser of
            (i) the number of FTEs set forth in Section 7.3(a) and (ii) the number of FTEs Memory actually dedicates to the performance of the Research Collaboration. Memory shall deliver written reports (certified to his or her actual knowledge by an officer of Memory) to Amgen on a quarterly basis within [*] days after the end of such Calendar Quarter setting forth the number of FTEs actually dedicated by Memory to the performance of the Research Collaboration and a summary of all such FTE-funded Research Collaboration activities during such Calendar Quarter. In the event that Amgen has overpaid Memory for FTEs in any Calendar Quarter, then Amgen shall be entitled to deduct any amounts to be paid to Memory under this
            Section 7.3 for FTEs in any subsequent Calendar Quarter (unless such overpayment is made in the last Calendar Quarter of the Research Term, in which event, Memory shall refund such overpayment to Amgen).

      (e) Memory shall maintain complete and accurate records in sufficient detail to permit an audit of the number of hours worked and work performed in the Research Collaboration by Memory. During the Research Term and for a period of [*] years thereafter, Amgen shall have the right to cause an independent certified public accountant, [*] that has not directly or indirectly performed any work with respect to PDE10, including any work with respect to the Research Collaboration (collectively, "AMGEN AUDIT REPRESENTATIVE") that is reasonably acceptable to Memory, at Amgen's sole cost, in order to verify the accuracy and completeness of the foregoing FTE reports. Such audit may be exercised during normal business hours upon reasonable prior written notice to Memory (but in no event less than [*] days prior written notice). Such Amgen Audit Representative performing the audit shall be required to execute a confidential disclosure agreement reasonably satisfactory to Memory prior to performing any audit procedures or receiving any information from Memory. Memory shall receive a copy of each such report concurrently with receipt by Amgen. Amgen shall bear the full cost of such audit unless such audit discloses an overpayment of more than [*] of the aggregate amount of payments due for the period audited. In such case, Memory shall bear the full cost of such audit, to the extent such costs are reasonable and customary, to perform such audit and will promptly remit to Amgen the amount of any overpayment. Conversely, if the audit reveals any underpayment by Amgen, the amount of such underpayment shall be promptly paid by Amgen to Memory (but in no event shall Amgen be required to pay Memory in excess of the amounts set forth in Section 7.3(a)). Upon the expiration of [*] years following the end of any Calendar Year, except with respect to any specific claims for overpayment of research funding that result from an audit that was initiated prior to the expiration of such [*] year period but not yet completed [*], the calculation of research funding payable with respect to such year shall be binding and conclusive upon Amgen and Memory shall be released from any liability or accountability with respect to any potential claims that research funding was overpaid for such year,

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED
            and Memory shall no longer be required to retain such records for such year. The Amgen Audit Representative shall agree with Memory to, and shall, keep confidential any information obtained during such inspection and shall report to Amgen only the amount due and payable with respect to FTEs, but may include, in the event such Amgen Audit Representative shall be unable to verify the correctness of any such payment, information relating to why such payment is unverifiable. Memory shall receive a copy of each such report concurrently with receipt by Amgen. Amgen shall cause the Amgen Audit Representative to treat all information subject to review under this Section 7.3 as Memory's Confidential Information, and shall cause its accounting firm or external scientific advisor(s) to be bound to obligations of confidentiality with respect to such information at least as restrictive as Amgen's obligations of confidentiality in this Agreement.

      (f) Memory shall not be permitted to subcontract work to be performed by Memory under the Research Collaboration without Amgen's prior written approval such approval not to be unreasonably withheld provided existing work subcontracted as of the date hereof and listed on Schedule 7.3(f) shall not require such consent. Any work performed under the Research Collaboration by permitted subcontractors shall be reimbursed by Amgen at the actual out-of-pocket cost to Memory paid to such subcontractors for such work or, if less, at the FTE Rate. Any hours of work performed by permitted subcontractors under the Research Collaboration shall count towards the total FTE hours for which Amgen is required to compensate Memory pursuant to Section 7.3(a).

7.4 Progress Reports. Following each [*] meeting of the JRC, the chairperson of the JRC shall prepare a report summarizing the discussions held and conclusions reached and setting forth plans for the Research Collaboration for the next [*].

7.5 Acknowledgment of Obligations. Except to the extent already bound by similar general obligations at least as restrictive as those provided for under this Agreement, each Party will cause each of its and its Affiliates FTEs, as specified in the Research Workplan, prior to and as a condition of participating in the Research Collaboration, to review and acknowledge in writing that they understand and agree to abide by the terms and conditions of this Agreement related to the Research Collaboration (Article 7), Intellectual Property and Patent Rights (Article 9), and Confidential Information (Article 11, specifically as related to non-disclosure and non-use restrictions).

7.6   Screening. During the Agreement Term, Amgen shall have the right to [*].

7.7 Research Results. On a regular basis, but no less frequently than [*], Memory will keep Amgen fully informed as to all data, discoveries and technical developments made in its performance of activities relating to the Research Collaboration. In addition, no later than [*] days after the end of the Research Term, and at such other times as Amgen may reasonably request, Memory will provide Amgen with a written summary of all data, discoveries and technical developments made in its performance of activities relating to the Research Collaboration and any other information in its possession reasonably related to the Research Collaboration. Upon request by Amgen, Memory will provide Amgen

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED
      with copies of all data, discoveries and technical developments, including all Collaboration Technology, Know-How and Inventions arising out of Memory's performance of the Research Collaboration, and/or the opportunity at reasonable times and upon reasonable advance notice to examine originals thereof at Memory's facilities at any time during the Agreement Term.

 ARTICLE 8. DEVELOPMENT, REGULATORY MATTERS, MANUFACTURING AND COMMERCIALIZATION

Subject to Section 3.1 hereof, Amgen shall have sole and full control, authority, discretion and right to conduct (by itself, through its Affiliates or via a Third Party), at its own expense, and make all decisions regarding all development, regulatory matters (including interaction with all governmental authorities and preparation of any regulatory filings), manufacturing, and commercialization (including determination of price, sales and distribution, packaging, labeling, language to be included on the package insert, promotion, reimbursement matters, detailing and selection of trademarks and phase 4 clinical trials) for each Product. Reasonably promptly after [*], Amgen shall provide Memory with a written summary of material development and regulatory events related to its PDE10 program subject to this Agreement.

               ARTICLE 9. INTELLECTUAL PROPERTY AND PATENT RIGHTS

9.1 Ownership of Technology. As between the Parties, Memory shall own all Memory Inventions and Memory Know-How, Amgen shall own all Amgen Inventions and Amgen Know-How, and Memory and Amgen shall jointly own all Joint Inventions, Joint Patent Rights and Collaboration Technology. Memory shall have the right to use the Collaboration Technology (i) during the Agreement Term, solely for the purpose of performing its obligations under this Agreement and as provided for under Section 2.1 and (ii) after the Agreement Term, as Memory may in its sole discretion elect from time to time (subject to any provisions of Article 11). Each Party shall require all of its employees, consultants and other agents to assign all inventions related to Compounds and/or Products made by them to such Party. Memory promptly will notify Amgen in writing of any Inventions of which it becomes aware during the Research Term in sufficient detail to permit the filing of patent applications relating thereto.

9.2   Patent Prosecution.

      (a) Amgen shall have the exclusive right to prepare, file, prosecute, defend and maintain (including using outside counsel selected by Amgen and reasonably satisfactory to Memory) all Memory Patent Rights to the extent related to PDE10 or to the extent related to PDE10 inhibitors or modulators, including methods of use, methods of manufacture and compositions of matter relating to such inhibitors or modulators, Base Patents and Joint Patent Rights (including their issuance, reissuance, reexamination and the defense of any interference, revocation or opposition proceedings), in Amgen's reasonable judgment and at Amgen's sole expense. Promptly after the Effective Date, but in any event within [*] days after the Effective Date, Memory shall deliver to Amgen all records, correspondence and other information in its possession required to enable the preparation, filing, prosecution, defense and maintenance of such Memory Patent

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

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

            Rights (including the Base Patents); provided, however, that all such Memory Patent Rights (including the Base Patents) will remain in the name of Memory. Memory shall use its reasonable best efforts to obtain any records, correspondence and other information not in its possession that are required to enable the preparation, filing, prosecution, defense and maintenance of such Memory Patent Rights (including the Base Patents), and to promptly deliver such to Amgen. Amgen shall, to the extent reasonably requested by Memory, use diligent efforts to file divisionals, or take other reasonable action, to separate any patent claims of a Memory Patent Right that do not relate to PDE10 or to PDE10 inhibitors or modulators. Amgen shall promptly furnish Memory with copies of all correspondence relating to such Memory Patent Rights (including the Base Patents) to and from patent offices throughout the Territory and provide Memory a reasonable time to offer its comments before Amgen makes a material submission to a patent office, provided, however, that in the event that delay would jeopardize any potential Patent Right, Amgen shall have the right to proceed without awaiting Memory's comments. Memory shall offer its comments promptly or indicate promptly in writing that it waives the right to do so with respect to each such material submission. In making its decision whether to prosecute a patent, Amgen shall act in the best interests of the potential Products and actual Products. Memory will cooperate and provide such assistance as Amgen may reasonably request regarding the transition, preparation, filing, prosecution and defense of such Memory Patent Rights (including the Base Patents) and the Joint Patent Rights (including executing such documents and taking such other actions as may be reasonably requested by Amgen), provided that no actions, including any execution of documents, shall be inconsistent with this Agreement or increase any economic burdens of Memory (except for any increases which in the aggregate are immaterial). Notwithstanding the foregoing, Amgen shall prosecute patent applications for [*] chemical families described in Schedule 9.2-A attached hereto (the "REQUIRED PATENT PROSECUTIONS") in [*] the countries listed on Schedule 9.2-B attached hereto, [*].

      (b) If Amgen elects to not prosecute any one or more patent applications or discontinue prosecution of any one or more patent applications within the Memory Patent Rights or Joint Patent Rights, Amgen shall provide Memory with [*] days prior written notice of such election to abandon any such patent application (the "ABANDONMENT NOTICE"). Memory may elect, at Memory's expense, to prosecute such patent application or continue prosecution of such patent application, as applicable, by providing Amgen with written notice within [*] days of receipt of the Abandonment Notice. Memory's right to continue the prosecution of any patent application under this Section 9.2(b) shall be limited in scope to specific claims that are unrelated to the subject matter of any claim actually being prosecuted by Amgen. Notwithstanding the foregoing, in the event that Amgen reasonably determines that the prosecution of any such patent application is not in the best interests of the potential Products and actual Products, then Memory shall cease to prosecute any such patent application. Memory shall promptly furnish Amgen with copies of all correspondence relating to such patent application to

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

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

            and from patent offices throughout the Territory and provide Amgen a reasonable time to offer its comments before Memory makes a material submission to a patent office, provided, however, that in the event that delay would jeopardize any potential Patent Right, Memory shall have the right to proceed without awaiting Amgen's comments.

            Amgen shall offer its comments promptly or indicate promptly in writing that it waives the right to do so with respect to each such material submission. In making its decision whether to prosecute a patent, Memory shall act in the best interests of the potential Products and actual Products. [*].

9.3   Patent Term Extensions.

      (a) Amgen shall use reasonable efforts, at its sole cost and expense, to obtain a patent term extension, adjustment or restoration, or supplementary protection certificate (collectively, "PATENT TERM EXTENSIONS") with respect to Memory Patent Rights and/or Joint Patent Rights (including those available under the Hatch-Waxman Act) that it reasonably believes is capable of being obtained under applicable law. Amgen shall provide Memory with written notice of receipt of any such Patent Term Extension. Amgen shall make all filings for such Patent Term Extensions with respect solely to Memory Patent Rights in Memory's name.

      (b) Memory shall execute such authorizations and other documents and take such other actions as may be reasonably requested by Amgen to obtain such Patent Term Extensions, including designating Amgen as its agent for such purpose as provided in 35 U.S.C. Section 156. The Parties shall cooperate with each other in obtaining Patent Term Extensions wherever applicable to such Memory Patent Rights and Joint Patent Rights.

9.4 Patent Certifications. Each Party shall immediately give notice to the other Party of any notice it receives of certification filed under the Hatch-Waxman Act in respect of any Product and claiming that any of the Memory Patent Rights and/or Joint Patent Rights is invalid, unenforceable or that any infringement will not arise from the manufacture, use or sale of the product by a Third Party. Amgen shall [*] bring infringement proceedings in its reasonable judgment against the entity making such a certification with respect to any such Memory Patent Rights and/or Joint Patent Rights. Any suit may be in the name of either or both Parties, as may be required by law. For this purpose, Memory shall execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by Amgen.

9.5   Enforcement of Patent Rights.

      (a) With respect to all of the matters referred to in this Section 9.5 where Amgen controls a decision, Amgen shall make its decisions solely in a manner that Amgen in good faith believes is in the best interest of any potential and any actual Products (but Amgen shall have the right to give effect to any appropriate cost benefit analysis) and shall, with respect to any material issues, provide Memory

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

            with the right to comment on preliminary decisions made by Amgen and give serious consideration to Memory's comments and concerns.

      (b) In the event that either Amgen or Memory becomes aware of any product that is made, used, or sold in the Territory which it believes to (i) infringe a Valid Claim, or (ii) constitute a misappropriation of Know-How relating to the making or use of a Compound or Product, such Party (the "NOTIFYING Party") will promptly advise the other Party of all the relevant facts and circumstances known by the Notifying Party in connection with the infringement or misappropriation.

      (c) Amgen shall [*], to enforce [*] any Memory Patent Rights to the extent related to PDE10 or to the extent related to PDE10 inhibitors or modulators, including methods of use, methods of manufacture and compositions of matter relating to such inhibitors or modulators, Base Patents and/or Joint Patent Rights against such infringement in the Territory, and to control the defense of any declaratory judgment action for non-infringement relating thereto. [*].

      (d) [*] control the litigation [*]. For any action to terminate any Third Party infringement, in the event that Amgen is unable to initiate or prosecute any action solely in its own name or if it is otherwise advisable to join Memory as a party to such action to obtain an effective remedy, then Memory will join such action voluntarily at Amgen's expense and will execute all documents necessary for Amgen to initiate, prosecute and/or maintain such action.

      (e) Any recovery obtained as a result of an infringement action, whether by judgment, award, decree or settlement will first be applied to [*], and the remaining balance will be distributed to [*], provided, however that [*].

      (f) Amgen shall defend and control in its reasonable judgment any action initiated by a Third Party (or any counterclaim or defense asserted in any other action) alleging invalidity or unenforceability of any Memory Patent Right to the extent related to PDE10 or to the extent related to PDE10 inhibitors or modulators, including methods of use, methods of manufacture and compositions of matter relating to such inhibitors or modulators, Base Patents or Joint Patent Right [*], which shall include the right to settle any such action.

9.6   Patent Infringement Claims.

      (a) Each Party shall notify the other Party promptly in writing of any claim of, or action for, infringement of any patents or misappropriation of trade secret rights of any Third Party which is threatened, made or brought against either Party by reason of the research, development, manufacture, use or sale of any Product.

      (b) In any suit, action or proceeding referred to in this Section 9.6, each Party shall, at its own expense, fully cooperate with the other Party and use its reasonable efforts to supply all assistance reasonably requested by the Party carrying on the

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

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

            proceeding, including providing the other Party with such witnesses, documents and records and other evidence as may be reasonably requested.

              ARTICLE 10. REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1 Representations and Warranties of Both Parties. Each Party warrants and represents to the other Party that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment which would inhibit its ability to perform the terms and conditions imposed on it by this Agreement.

10.2 Representations, Warranties and Covenants of Memory. Memory represents and warrants to and, in the case of Section 10.2(g) covenants with, Amgen the following:

      (a) Corporate Action. All corporate action on the part of Memory, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of this Agreement and (ii) the performance of all obligations of Memory hereunder has been taken and this Agreement constitutes the legal and binding obligation of Memory, enforceable against Memory in accordance with its terms.

      (b) No Conflict. The execution of this Agreement and the performance of the transactions contemplated by this Agreement by Memory will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under any agreement or other instrument to which Memory is a party or by which it or any of its property is bound.

      (c) Right to Grant Licenses. Memory has the right to grant Amgen the licenses and sublicenses that Memory hereby grants to Amgen under this Agreement.

      (d) Intellectual Property. As of the Effective Date, to the actual knowledge of its senior executives, after consultation with in-house patent counsel (who shall have undertaken due inquiry), there is no issued patent right owned or controlled by any Third Party which would be infringed by the making, using, selling or importing of the series of compounds identified by Memory to Amgen on Schedule 1.65 or would prevent Amgen from selling such Memory Compound in any country of the Territory. Schedule 1.41 is a full and complete list of Base Patents as of the Effective Date. As of the Effective Date, the Base Patents are owned exclusively by Memory, and Memory's senior executives, after consultation with in-house patent counsel (who shall have undertaken due inquiry), have no actual knowledge of any information that would, in their opinion, render invalid and/or unenforceable Composition of Matter Claims for the series of compounds identified by Memory in such Base Patents.

      (e) Invention Assignments. All of its FTEs, as specified in the Research Workplan, and its Affiliates' FTEs, as specified in the Research Workplan, have entered into an agreement with it or its Affiliate assigning to it or its Affiliate all their rights to Inventions and Know-How.

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
      (f) Solvency. Memory is Solvent and able to pay its debts as they become due, and Memory's Solvency will not be affected negatively as a result of entering into this Agreement. For the purposes of this Agreement, "SZOLVENT" (and "SOLVENCY") means that both (A) [*] and
            (B) Memory is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

      (g) Security Interest. All of Memory's rights, title and interest in the Memory Compounds, the Memory Patent Rights, the Memory Know-How and the Memory Technology are free and clear of all liens and encumbrances of any kind. Additionally, during the Agreement Term, Memory will not pledge, or grant a security interest, to any Third Party with respect to Memory Compounds, Memory Patent Rights, Memory Know-How, Memory Inventions and/or Memory Technology or Memory's interest in Collaboration Technology, Joint Compounds, Joint Inventions, or Joint Patent Rights, unless Memory has first granted to Amgen a security interest in such intellectual property to secure Memory's obligations under this Agreement and the security interest granted by Memory to such Third Party is subordinated or junior in priority to the security interest granted by Memory to Amgen, PROVIDED, HOWEVER, [*].

      (h) Adequate Compensation. Memory acknowledges that the consideration provided for under this Agreement, including the up-front payment, milestone payments and royalties provided for under Articles 4 and 5, represents fair consideration and reasonably equivalent value in exchange for the licenses and rights granted under this Agreement to Amgen.

10.3 Representations and Warranties of Amgen. Amgen represents and warrants to Memory that all corporate action on the part of Amgen, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of this Agreement and (ii) the performance of all obligations of Amgen hereunder has been taken and this Agreement constitutes the legal and binding obligation of Amgen, enforceable against Amgen in accordance with its terms. The execution of this Agreement and the performance of the transactions contemplated by this Agreement by Amgen will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under any agreement or other instrument to which Amgen is a party or by which it or any of its property is bound.

10.4 Disclaimer. THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. MEMORY AND AMGEN DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO EACH OF THEIR RESEARCH, DEVELOPMENT AND COMMERCIALIZATION EFFORTS HEREUNDER, INCLUDING, WITHOUT LIMITATION, WHETHER THE PRODUCTS CAN BE SUCCESSFULLY DEVELOPED OR MARKETED, THE ACCURACY, PERFORMANCE, UTILITY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS, MERCHANTABILITY OR FITNESS FOR ANY

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

      PARTICULAR PURPOSE WHATSOEVER OF THE PRODUCTS. IN NO EVENT SHALL EITHER MEMORY OR AMGEN BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY. The foregoing limitation on liability shall not limit the indemnification obligations of either party under
      Section 13.1. Accordingly, neither Party is entitled to recover from the other Party any special, indirect, incidental or consequential damages that it suffers except to the extent it must pay a Third Party for such Third Party's special, indirect, incidental or consequential damages and such payment constitutes an indemnifiable Loss pursuant to Article 13 hereof.

10.5 Memory's Expertise. Memory acknowledges and agrees that Amgen is entering into this Agreement to obtain the benefit of Memory's unique expertise and services and Amgen negotiated this Agreement with the expectation of transacting with Memory.

                      ARTICLE 11. CONFIDENTIAL INFORMATION

11.1 Treatment of Confidential Information. In carrying out rights and obligations under this Agreement, the Parties will be disclosing proprietary and/or confidential information hereunder ("CONFIDENTIAL INFORMATION") with each other. During the term of this Agreement, and for a period of [*] years following the expiration or earlier termination hereof, each party (the "RECEIVING PARTY") shall maintain in confidence all Confidential Information of the other party (the "DISCLOSING PARTY"), and shall not use, disclose or grant the use of the Confidential Information of the other Party except on a need-to-know basis to its, or its Affiliates', directors, officers, employees, consultants, subcontractors, sublicensees or agents who are bound by confidentiality obligations at least as restrictive as set forth herein, to the extent such disclosure is reasonably necessary in connection with its performance of this Agreement or as otherwise authorized by this Agreement. Each party shall be responsible for any breach of the confidentiality and non-use obligations of this Section 11.1 by its, or its Affiliates', directors, officers, employees, consultants, subcontractors, sublicensees or agents.

      During the Agreement Term, with respect to Memory's obligations under this
      Article 11, all Confidential Information of Memory related to Compounds and Products, including all Collaboration Technology, Know-How and Inventions to the extent such Collaboration Technology, Know-How and/or Inventions relate to Compounds, Products or Base Patents, but excluding Memory Screening Technology, shall be subject to the provisions of this
      Article 11 as if it were Amgen Confidential Information (PROVIDED, HOWEVER, that Amgen shall not be permitted to disclose such Confidential Information of Memory except as provided for under this Agreement) (subject to any retained rights of Memory under Section 2.1), and Section 11.2(a)-(b) shall not release Memory from restrictions with respect to such Confidential Information (subject to early termination of this Agreement under Article 12). Notwithstanding the foregoing and except as otherwise provided for under Section 11.3, unless Amgen has agreed to reinstate the Change of Control Rights pursuant to Section 12.4(b) or the Reinstatable Rights have been reinstated pursuant to Section 12.4(e), upon a Change of Control of Memory, Memory shall not disclose any such Memory Confidential Information (i.e., the Confidential

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                                       36

      Information of Memory subject to the provisions of this Section 11 as if it were Amgen Confidential Information pursuant to the immediately preceding sentence) or Amgen Confidential Information to any entity that owns or controls Memory or any of such entity's Affiliates, directors, officers, employees, consultants, subcontractors, sublicensees or agents (PROVIDED, HOWEVER, that Memory may disclose [*].

11.2 Release from Restrictions. The provisions of Section 11.1 shall not apply to any Confidential Information which the Receiving Party shall demonstrate:

      (a) was known or used by the Receiving Party or its Affiliates prior to its date of disclosure to the Receiving Party or its Affiliates by the Disclosing Party or its Affiliates, as evidenced by the prior written records of the Receiving Party or its Affiliates; or

      (b) either before or after the date of the disclosure to the Receiving Party or its Affiliates, is lawfully disclosed to the Receiving Party or its Affiliates, without obligation of confidentiality or such obligations have expired, by a Third Party rightfully in possession of the Confidential Information; or

      (c) either before or after the date of the disclosure to the Receiving Party or its Affiliates, becomes published or generally known to the public through no fault or omission on the part of the Receiving Party or its Affiliates, but such inapplicability commences only after such information is published or becomes generally known; or

      (d) is independently developed by the Receiving Party or its Affiliates without reference to or reliance upon any Confidential Information of the Disclosing Party or its Affiliates; or

      (e) is reasonably determined to be required to be disclosed by the Receiving Party or its Affiliates to comply with applicable securities or other laws, to defend or prosecute litigation or to comply with court or governmental orders or governmental regulations, PROVIDED, HOWEVER, that the Receiving Party or its Affiliates uses all reasonable efforts to provide prior written notice of such disclosure to the Disclosing Party or its Affiliates and cooperates with the Disclosing Party with respect to any and all reasonable and lawful actions requested by the Disclosing Party to minimize the degree of such disclosure and/or to obtain confidential treatment or protective order; PROVIDED FURTHER, HOWEVER, that if the Confidential Information disclosed under this clause (e) is disclosed subject to confidential treatment or other confidentiality protection, the obligations of Section 11.1 shall continue to apply to such Confidential Information.

11.3 Exceptions. The restrictions set forth in this Article 11 shall not prevent (i) Amgen (and Memory to the extent permitted by Article 9) from in accordance with the terms of this Agreement, preparing, filing, prosecuting or maintaining a patent application or its resulting patents related to a Product, (ii) Amgen or, after the Agreement Term with

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                                       37
      respect to Confidential Information Memory is permitted to use pursuant to
      Article 12, Memory from disclosing Confidential Information to governmental agencies to the extent required or desirable to secure government approval for the development, manufacture or marketing of a Product, or (iii) Memory from disclosing Confidential Information of Memory that consists of Memory Know-How that is in existence as of the Effective Date, Memory Know-How this is developed outside of the Research Collaboration, Memory Patent Rights, Memory's interest in Joint Patent Rights, and General Inventions (even if such Confidential Information of Memory is deemed to be Confidential Information of Amgen pursuant to the penultimate sentence of Section 11.1), in addition to Confidential Information related to [*] and amounts payable in the future pursuant to Articles 4 and 5 of the Agreement to a Third Party that Memory reasonably believes in good faith to be a [*], so long as, with respect to any such entity, such [*] executes a confidentiality agreement which is at least as restrictive as the provisions of this Article 11, PROVIDED, HOWEVER, that Memory shall provide [*] days prior written notice to Amgen of its intent to disclose such Confidential Information of Memory that is deemed to be Confidential Information of Amgen pursuant to the penultimate sentence of
      Section 11.1 (such notice need only be delivered once per [*]); PROVIDED FURTHER, HOWEVER, that such notice shall not be required if such Confidential Information is limited to the financial provisions contained in Article 4 and Article 5 of this Agreement. Notwithstanding the foregoing, Memory may request the consent of Amgen, such consent not to be unreasonably withheld, to disclose additional terms of this Agreement to such a Third Party described in the preceding sentence.

11.4 Publications. During the Agreement Term, Amgen shall have the sole right to publish, either directly or indirectly, scientific results and other related information of work conducted with respect to the Research Collaboration and/or Products. Before any such paper is submitted for publication, Amgen will deliver a complete copy to Memory at least [*] days prior to submitting the paper to a publisher [*]. Memory will have the right to review any such paper and give its comments to Amgen within [*] business days of the delivery of such paper to Memory. With respect to oral presentation materials and abstracts, Memory will make reasonable efforts to expedite review of such materials and abstracts, and will return such items as soon as practicable to Amgen with appropriate comments, if any, but in no event later than [*] business days from the date of delivery to Memory. Amgen will consider in good faith any comments provided by Memory, but Amgen will have no obligation to accept any such comments. Amgen will comply with any Memory's request to delete references to Memory's Confidential Information in any such paper. Any such publication will include recognition of the contributions of Memory according to standard practice for assigning scientific credit, either through authorship or acknowledgment, as may be appropriate. Memory will not publish scientific results or other information resulting from the Research Collaboration, without the prior written consent of Amgen. Additionally, during the Agreement Term Memory will not publish scientific results or other information with respect to any Products, without the prior written consent of Amgen.

11.5 Use of Names. No right, express or implied, is granted to either Party by this Agreement to use any trademark of the other Party, including the names "Amgen" and "Memory," for

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

      any promotional, commercial, advertising or marketing purposes, without the prior written consent of the owning Party.

                        ARTICLE 12. TERM AND TERMINATION

12.1 Agreement Term. The Agreement Term shall commence on the Effective Date and end, unless earlier terminated upon the mutual agreement of the Parties or in accordance with the provisions of this Article 12, on the date of expiration of all royalty and other payment obligations (the "EXPIRATION DATE") under this Agreement. Upon the occurrence of the Expiration Date, if any, the licenses granted to Amgen by Memory under this Agreement to thereafter develop, make, have made, use, offer for sale, sell, have sold, import, export or otherwise exploit, or transfer possession of or title in, Compounds and Products shall be fully paid-up, except to the limited extent that a Patent Right was previously found to be unpatentable, invalid or unenforceable by a court or other authority of competent jurisdiction and subsequently such ruling is reversed upon appeal and such Patent Right is thereafter not subject to such determination of unpatentability, invalidity or unenforceability all as contemplated under Section 5.2.

12.2 Termination for Breach. In the event that a Party to this Agreement materially breaches this Agreement ("BREACHING PARTY"), then the non-breaching Party ("NON-BREACHING PARTY") shall be entitled to provide written notice thereof to the breaching Party. In the event that the breaching Party fails to remedy such material breach within [*] days after receipt of written notice (PROVIDED, HOWEVER, that with respect to a failure to pay any undisputed amounts under this Agreement, [*] days), then the non-breaching Party may terminate this Agreement by written notice of termination to the breaching Party. Any such notice of breach shall specifically state that the non-breaching Party intends to or reserves the right to terminate this Agreement in the event that the breaching Party shall fail to timely remedy the breach. The effective date of termination under this Section 12.2 for a material breach shall be the day after provision of written notice of termination by the non-breaching Party in accordance with this Section 12.2.

      Subject to the next sentence, in the event Amgen does not pay any payment in full by reason of a good faith dispute as to whether such payment is due pursuant to the terms of this Agreement, Amgen shall pay all amounts not in dispute, and, so long as Amgen pays all such undisputed amounts, Memory shall not have the right to terminate this Agreement by reason of the non-payment of such disputed amount (the "DISPUTED Amount") pursuant to the terms of this Section 12.2 unless Amgen has continued to fail to pay any such disputed amount within [*] days after resolution of the dispute by mutual agreement of the Parties or a court of competent jurisdiction.

      Notwithstanding anything contained in the foregoing to the contrary, in the event that Memory fails to complete the Technology Transfer or fails to provide to Amgen a notice of completion as provided for under Section 7.1(c), Amgen shall have the right to provide written notice to Memory of such failure within [*] business days after the [*] day following the Effective Date and the right to withhold the up-front

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

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

      fee provided for under Section 4.1. If Amgen fails to provide such written notice within [*] business days after the [*] day following the Effective Date, then Amgen shall pay to Memory the up-front fee provided for under
      Section 4.1. Thereafter, Memory shall have [*] days from the receipt of such notice in which to complete the Technology Transfer. Amgen shall have [*] business days from receipt of a subsequent notice of completion of the Technology Transfer to either pay the up-front fee provided for under
      Section 4.1 or dispute that Memory has completed the Technology Transfer. In the event that Memory has not completed the Technology Transfer in the additional [*] day period or Amgen disputes that Memory has completed the Technology Transfer and the parties have not resolved such dispute within [*] business days, Amgen shall either (a) terminate the Agreement by providing written notice to Memory, or (b) pay the up-front fee provided for under Section 4.1, and thereafter Memory shall be required to use its reasonable diligence to complete the Technology Transfer as soon as reasonably practicable. In the event that Amgen has not taken either of the steps in the foregoing sentence, this Agreement shall be deemed terminated effective as of the [*] business day following the end of the additional [*] day period. Termination of this Agreement pursuant to the provisions of this last paragraph of Section 12.2 shall, in the absence of willful misconduct or bad faith of Memory, be without liability to either party, notwithstanding the provisions of Sections 12.7 or 12.8.

12.3 Amgen's Right to Terminate. Amgen may terminate the Agreement in whole but not in part (except as provided for under Sections 12.4 and 12.8) at any time upon sixty (60) days written notice to Memory.

12.4  Consequences of Change of Control of Memory.

      (a) Upon each occurrence of a Change of Control of Memory, Memory shall notify Amgen thereof, specifying the name(s) of the acquiring Third Party(ies) (if applicable) if known. If the identity of the acquiring Third Party(ies) is not known, Memory will promptly notify Amgen upon learning the identity of such party(ies) (if applicable).

      (b) Upon a Change of Control of Memory, except to the extent provided for in Section 12.4(e), the Change of Control Rights shall abate, suspend, no longer be currently enforceable and may never be enforceable again unless and to the extent that Amgen provides Memory with written notice to the contrary abrogating such abatement.

      (c) Amgen shall have the right to terminate this Agreement at any time after a Change of Control of Memory, and such right shall expire upon [*] days after the occurrence of such Change of Control of Memory. In the case of a Change of Control of Memory described in
            Section 1.8(f), Amgen's right to terminate the Agreement shall not expire until [*] days after receiving notice from Memory (or its successor) of the lifting of any stay which would otherwise prevent Amgen from providing notice pursuant to this provision. In each case termination under Section 12.4 shall be effective upon written notice to Memory (or its successor).

      (d) The Parties acknowledge and agree that Amgen shall have no liability (either during or after any such abatement, suspension and unenforceability) with respect

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED
            to any Change of Control Rights for the period during which such rights are abated, suspended or no longer enforceable (by way of example, if during the period in which Change of Control Rights are abated, suspended and no longer enforceable Amgen fails to fulfill its diligence obligations under Article 3, then Amgen shall have no liability (at any time) with respect to that failure to perform, even if such diligence obligations are subsequently reinstated and again enforceable).

      (e) Notwithstanding Section 12.4(b), if the Third Party Acquirer or an Affiliate thereof is a pharmaceutical or biotechnology company and together with its Affiliates has annual research and development expenditures of [*] prior to the applicable Change of Control of Memory (PROVIDED, HOWEVER, that upon request by Amgen, Memory shall provide reasonable documentation to evidence that, or provide a written certification reasonably satisfactory to Amgen from the Third Party Acquirer to the effect that, [*], and such Third Party Acquirer agrees in writing to be bound by the exclusivity provisions of Section 2.5 in a manner reasonably satisfactory to Amgen, then
            (i) Amgen's obligations under Section 3.1 shall be automatically reinstated (but shall terminate upon the Initiation of Phase 3 Clinical Trial), (ii) Amgen's obligations with respect to payment of FTE costs under Section 7.3 shall be reinstated (but only in the event that [*] and (iii) the Reinstatable Rights shall be reinstated. In the event that at any time during the [*] day period following the occurrence of a Change of Control of Memory, Memory ceases to have the requisite number of Dedicated Personnel or such requisite number of Dedicated Personnel are not working on the Research Collaboration as requested by Amgen, Memory shall notify Amgen in writing, and Amgen shall have the right to terminate in writing the Research Collaboration and its obligations with respect to payment of FTE costs under Section 7.3 with respect to FTE costs from and after the date Amgen so terminates the Research Collaboration by providing written notice of termination to Memory within [*] days of receipt of the written notice from Memory. Notwithstanding the foregoing provisions of this Section 12.4(e), from and after the occurrence of a Change of Control of Memory, at Amgen's election and upon written Notice to Memory, Amgen shall have the right to require Memory to cease all activities related to PDE10, PROVIDED, HOWEVER, that Amgen agrees to pay Memory all amounts due under the Research Collaboration for FTEs that would otherwise be dedicated to the Research Collaboration pursuant to the terms of Section 7.3. The Parties hereby confirm that the provisions of this Section 12.4 with respect to the suspension of payment of FTE costs under Section 7.3 are not intended to affect Memory's right to recover for FTE costs incurred prior to suspension of such payment of FTE costs.

      (f) Upon any such suspension or termination by Amgen of the Research Collaboration and its obligations with respect to payment of FTE costs under Section 7.3, Amgen shall, at Amgen's sole expense (calculated at the FTE Rate), have the right to cause Memory to transition to Amgen any and all of Memory's activities under the Research Collaboration.

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

      (g) Upon any suspension by Amgen of the Research Collaboration and its obligations with respect to payment of FTE costs under Section 7.3, then Memory shall promptly cease all activities with respect to PDE10, except as otherwise required under this Section 12.4, and Memory's obligations under Section 3.2, the last two sentences of
            Section 7.1(c), Section 7.2(d), and Section 7.7 shall be suspended, but only for such time as Amgen has elected to suspend its obligation with respect to payment of FTE costs. Notwithstanding the foregoing, Memory shall, regardless of Amgen's election to suspend payment of FTE costs, comply with the provisions of Section 7.1(c) (excluding the last two sentences of such Section 7.1(c)) and
            Section 12.4(f) (including providing Amgen with copies of all data, discoveries and technical developments, including all Collaboration Technology, Know-How and Inventions arising out of Memory's performance of the Research Collaboration to the extent not previously provided to Amgen, including animals and/or other physical materials for performing in vivo behavioral assays).

      (h) Promptly after reinstatement of the Research Collaboration and Amgen's obligations with respect to payment of FTE costs under
            Section 7.3, the JRC shall meet to discuss and determine appropriate revisions to the Research Workplan to take into account any period that the Research Collaboration was suspended pursuant to the provisions of this Section 12.4, including other activities unrelated or outside the scope of the original Research Workplan, but only to the extent such activities are related to PDE10. If the Research Collaboration is suspended pursuant to this Section 12.4 and subsequently reinstated, the Research Term shall be extended by the same of number of days that the Research Term was suspended pursuant to this Section 12.4.

12.5  Consequences of Termination.

      (a)   Upon (i) any termination of this Agreement by Memory pursuant to
            Section 12.2, or (ii) termination of this Agreement by Amgen pursuant to Section 12.3 (unless Amgen in its reasonable commercial judgment concludes that there are [*], all rights and licenses of any kind or nature granted by Memory to Amgen under this Agreement shall terminate on the effective date of termination (PROVIDED, HOWEVER, that the non-exclusive Research License granted to Amgen with respect to Memory Inventions that relate specifically to Memory compounds consisting of PDE10 inhibitors or modulators, including Memory Compounds, and the non-exclusive license granted to Amgen with respect to any other Memory Invention (including General Inventions) shall survive any termination or expiration of the Agreement (other than with respect to the termination of this Agreement by Memory pursuant to Section 12.2 by reason of Amgen's default in making payments required under this Agreement in which case the foregoing licenses terminate)). Additionally, in the event of any such termination, Memory shall have the right to cause Amgen to enter into good faith discussions for a period of ninety (90) days regarding the acquisition by Memory of the items set forth in
            Section 12.5(c) below. Memory may exercise the foregoing right by providing written notice to Amgen within ninety (90) days of termination of the Agreement.

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

      (b) Upon (i) any termination of this Agreement by Amgen in its entirety pursuant to Section 12.2, (ii) any termination of this Agreement by Amgen pursuant to Section 12.3 where Amgen in its reasonable commercial judgment concludes that there are [*], or (iii) any termination of this Agreement in its entirety pursuant to Section 12.4, rights and licenses of any kind or nature granted by Memory to Amgen under this Agreement shall terminate on the effective date of termination (PROVIDED, HOWEVER, that the non-exclusive Research License granted to Amgen with respect to Memory Inventions that relate specifically to Memory compounds consisting of PDE10 inhibitors or modulators, including Memory Compounds, and the non-exclusive license granted to Amgen with respect to any other Memory Invention (including General Inventions) as set forth in
            Section 2.1 shall survive).

      (c) Upon receipt of notice provided for under Section 12.5(a) above, provided that Amgen has not filed an NDA with respect to any Product, the Parties shall enter negotiations for the acquisition by Memory of the Amgen Property. The royalties payable by Memory to Amgen in connection with the exclusive and non-exclusive licenses within Amgen Property would be negotiated by the Parties consistent with following: if, as of the date of termination of the Agreement,
            (1) Amgen has not yet achieved Initiation of Phase 2a Clinical Trial with respect to a Lead Compound, then the royalties would be between [*] and [*]; and (2) Amgen has achieved Initiation of Phase 2a Clinical Trial with respect to a Lead Compound, but not yet filed an NDA with respect to such Lead Compound, then the royalties would be between [*] and [*].

12.6 Royalty and Payment Obligations. Termination of this Agreement in whole or in part by either Party for any reason will not release Amgen from any obligation to pay royalties or make any payments to Memory which were accrued prior to the effective date of termination (including for sales made and events achieved under Article 4, prior to the date of termination).

12.7 Survival of Obligations. Section 2.2 (the last sentence only), Section 2.4, Section 6.4, Section 6.5, Section 7.5, Section 9.1, Article 11,
      Section 12.1 (the last sentence only), Section 12.5, Section 12.6, Section 12.7, Article 13, and any definitions used in such Section or Article, shall survive the termination of this Agreement in its entirety. Additionally, the license granted to Amgen under Section 2.1 with respect to Memory Inventions shall become the non-exclusive Research License under the Memory Inventions that relate specifically to Memory compounds consisting of PDE10 inhibitors or modulators, including Memory Compounds, and the non-exclusive license under any other Memory Invention (including General Inventions) as set forth under Section 2.1 shall otherwise survive in all respects the termination of this Agreement (other than with respect to the termination of this Agreement by Memory pursuant to Section 12.2 by reason of Amgen's default in making payments required under this Agreement in which case the foregoing licenses terminate). The parties acknowledge and agree that, except to the extent a definitive agreement is entered into between the Parties as contemplated by Section 12.5(c) granting a license to Memory with respect to certain intellectual property of Amgen, upon the termination of this Agreement, the rights of each of Memory and

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

      Amgen with respect to Joint Compounds, Joint Inventions and Joint Patent Rights shall be governed by applicable law.

      The Parties joint interest in Collaboration Technology shall survive the termination or expiration of this Agreement, and accordingly each party shall have the right to fully exploit its joint interest in Collaboration Technology. Termination (in whole or in part), relinquishment or expiration of the Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration, including any other remedies available to such Party in law or equity. Such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of the Agreement.

12.8  Additional Remedies of Amgen. In addition to the remedies available under
      Section 12.2 above and cumulative thereto, as well as any other remedies available under law or equity, and subject to the right to notice and cure as provided for under Section 12.2, in the event of a material breach of this Agreement by Memory of Article 2, Article 9, Sections 10.2(b), (c),
      (d), (e), or (f), or Article 11, then Amgen and Memory shall discuss in good faith, for a period of [*] days, the nature and the potential and/or actual adverse effects of the alleged material breach on Amgen or any Product and the sufficiency of Memory's efforts to cure such material breach. In the event [*] of a Change of Control of Memory as described in
      Section 1.8(f) and a subsequent rejection of this Agreement by Memory (or its successor), then Amgen shall have the right to (i) [*] and (iv) cause Memory to either return or destroy, at Amgen's option, all of Amgen's Confidential Information. Amgen's effecting the partial termination provided for in the preceding sentence shall not create a presumption that Amgen has correctly made such determination, and, after any such determination is made by Amgen, Memory shall have the right to dispute in good faith Amgen's right under the circumstances to effect such partial termination.

                            ARTICLE 13. MISCELLANEOUS

13.1  Indemnification.

      (a) Amgen agrees to defend Memory and its directors, officers, employees and agents (the "MEMORY INDEMNIFIED PARTIES") at Amgen's cost and expense, and will indemnify and hold Memory and the other Memory Indemnified Parties harmless from and against any claims, losses, costs, damages, fees or expenses (collectively, "LOSSES") resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (i) Amgen's performance of its obligations under this Agreement, (ii) the development, manufacture, use, offer for sale, sale or other disposition of any Product by or on behalf of Amgen, its Affiliates or sublicensees (including any Losses resulting from Memory being joined as a party to an action at Amgen's request pursuant to Section 9.4(d)) or (iii) breach of this Agreement, or the representations and warranties made hereunder by Amgen, by Amgen; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of Memory Indemnified

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

            Parties or from the breach of any representation or warranty hereunder or of this Agreement by Memory. In the event of any such claim against the Memory Indemnified Parties by a Third Party, Memory shall promptly notify Amgen in writing of the claim (PROVIDED, HOWEVER, that any failure or delay to notify shall not excuse any obligations of Amgen except to the extent Amgen is actually prejudiced thereby) and Amgen shall solely manage and control, at its sole expense, the defense of the claim and its settlement; PROVIDED, HOWEVER, that Amgen shall not settle any such claim, if such settlement may have an adverse effect on Memory, without the prior written consent of Memory, which consent shall not be unreasonably withheld. The Memory Indemnified Parties shall cooperate with Amgen and may, at their option and expense, be represented in any such action or proceeding. Amgen shall not be liable for any litigation costs or expenses incurred by the Memory Indemnified Parties without Amgen's written authorization.

      (b) Memory agrees to defend Amgen and its directors, officers, employees and agents (the "AMGEN INDEMNIFIED PARTIES") at Memory's cost and expense, and will indemnify and hold Amgen and the other Amgen Indemnified Parties harmless from and against any Losses resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (i) Memory's performance of its obligations under this Agreement, or (ii) breach of this Agreement, or the representations and warranties made hereunder by Memory, by Memory; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of Amgen Indemnified Parties or from the breach of any representation or warranty hereunder or of this Agreement by Amgen.

            In the event of any such claim against the Amgen Indemnified Parties by a Third Party, Amgen shall promptly notify Memory in writing of the claim (PROVIDED, HOWEVER, that any failure or delay to notify shall not excuse any obligation of Memory except to the extent Memory is actually prejudiced thereby) and Memory shall solely manage and control, at its sole expense, the defense of the claim and its settlement; PROVIDED, HOWEVER, that Memory shall not settle any such claim if such settlement may have an adverse effect on Amgen without the prior written consent of Amgen, which consent shall not be unreasonably withheld. The Amgen Indemnified Parties shall cooperate with Memory and may, at their option and expense, be represented in any such action or proceeding. Memory shall not be liable for any litigation costs or expenses incurred by the Amgen Indemnified Parties without Memory's written authorization.

13.2 Publicity. Neither Party shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement, including its terms, without the prior approval of the other Party except solely to the extent a Party reasonably believes same is otherwise required by law. Such approval shall not be unreasonably withheld. Each Party shall to the extent consistent with applicable laws and regulations limit the disclosure of the financial terms set forth in this Agreement (such as by requesting confidential treatment of such terms in documents required to be filed with the

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

      US Securities and Exchange Commission). Memory shall provide a proposed draft to Amgen of any intended press releases or other public disclosure, which Memory is required to make under applicable law, regulation or stock exchange rule to the extent relating to Memory's rights and/or obligations under this Agreement at least [*] business days in advance of its proposed release. Amgen shall consider Memory's request to make such press release or statement and within [*] business days of receiving such press release or statement, indicate to Memory whether Amgen requires any changes to be made prior to the release thereof, which changes Memory shall be required to make prior to making such press release or other public disclosure. Memory's failure to make a change required by Amgen shall be deemed not to be a breach of this Agreement solely in the event that making such change is reasonably likely to, based upon Memory's reasonable determination made after consultation with outside legal counsel, result in Memory violating any law or regulation or stock exchange rules. Memory shall not be required to provide Amgen with a draft press release within [*] business days in advance of its proposed release if the event that gave rise to the press release is required under applicable law or regulation or stock exchange rules to be disclosed within a time period of less than [*] business days of occurrence of the event, based upon Memory's reasonable determination made after consultation with outside legal counsel, PROVIDED, HOWEVER, that in such an event Memory shall provide Amgen with a draft press release as soon as reasonably possible but in no event less than [*] business days in advance of its proposed release. The Parties agree to the form of press release as attached as Schedule 13.2 which Memory may file with the Securities and Exchange Commission in connection with a filing on Form 8-K.

      Notwithstanding anything contained in this Agreement to the contrary, the Parties agree that nothing set forth in this Agreement is intended to preclude Memory from making disclosures that are otherwise required under applicable law or regulation or stock exchange rules.

13.3 Force Majeure. Neither Party to this Agreement shall be responsible to the other Party for nonperformance or delay in performance of the terms or conditions of this Agreement due to acts of God, acts of governments, war, riots, strikes, accidents in transportation, or other causes beyond the reasonable control of such Party, but such force majeure shall toll any and all obligations and time periods for so long as such force majeure continues.

13.4 Bankruptcy. All licenses (and to the extent applicable rights) granted under or pursuant to this Agreement by Memory to Amgen are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the "BANKRUPTCY CODE"), licenses of rights to "intellectual property" as defined under Section 101(60) of the Bankruptcy Code. Unless Amgen elects to terminate this Agreement under Article 12, the Parties agree that Amgen, as a licensee or sublicensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, including, Amgen's right to retain all licenses to Memory technology and intellectual property granted herein, subject to payments when due to Memory of all milestone payments and royalties on Product(s). The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Memory under the U.S. Bankruptcy Code, Amgen shall be entitled to a complete duplicate of (or complete access to, as appropriate)

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED
      any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless Memory elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of Memory upon written request therefor by Amgen.

13.5 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of New York without giving effect to principles of conflicts of law. Any litigation initiated under this Agreement shall be conducted in the state or federal courts located in New York. Each of the Parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York for any matter arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any matter arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or of the United States of America located in the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

13.6 Waiver. The waiver by a Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

13.7 Notices. Any notice or other communication in connection with this Agreement must be in writing and may be given by any of the following methods: (i) personal delivery against a signed receipt; (ii) registered or certified mail, postage prepaid, return receipt requested; or (iii) by overnight delivery service which obtains a signed receipt. Notice shall be effective when delivered to the addressee at the address listed below or such other address as the addressee shall have specified in a written notice delivered pursuant to one of the foregoing methods of providing notice.

      If to Memory:

            Memory Pharmaceuticals Corp.
            100 Philips Parkway
            Montvale, New Jersey 07645
            Attn: Head of Business Development

      and

            Sills Cummis Epstein & Gross P.C.
            One Riverfront Plaza
            Newark, New Jersey 07102

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

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

            Attn: Ira A. Rosenberg, Esq.

      If to Amgen:

            Amgen Inc.
            One Amgen Center Drive

            Thousand Oaks, California 91320-1799
            Attn: Vice President, Licensing

      and

            Amgen Inc.
            One Amgen Center Drive

            Thousand Oaks, California 91320-1799
            Attn: Corporate Secretary

13.8 No Agency. The relationship between Memory and Amgen created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

13.9 Entire Agreement. This Agreement and the Schedules hereto (which Schedules are deemed to be a part of this Agreement for all purposes) contain the full understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties.

13.10 Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

13.11 Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose. During the period of such negotiation, and thereafter if no substituted provision is agreed upon, any such provision which is enforceable in part but not in whole shall be enforced to the maximum extent permitted by law.

13.12 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that, subject to Section 12.4, a Party may make such an assignment or assumption without the other Party's consent to an entity that acquires all or substantially all of the business of such Party, whether in a merger, consolidation, corporate or bankruptcy reorganization,

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED
      acquisition, sale or otherwise. Notwithstanding the foregoing, Amgen shall have the right to assign this Agreement to any of its Affiliates (PROVIDED, HOWEVER, that once an entity ceases to be an Affiliate of Amgen, such entity shall reassign this Agreement to Amgen; FURTHER PROVIDED, HOWEVER, that notwithstanding any such assignment by Amgen to an Affiliate Amgen shall remain liable with respect to its obligations under this Agreement).

      This Agreement shall be binding on the successors and assigns of the assigning Party, and the name of a Party appearing herein shall be deemed to include the name(s) of such Party's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 13.12 shall be null and void and of no legal effect. The assigning Party shall forward to the other Party a copy of those portions of each fully executed assignment agreement which relate to the assumption of the rights and responsibilities of the assigning Party, within [*] days of the execution of such assignment agreement.

13.13 Interpretation. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Unless the context otherwise requires, countries shall include territories.

13.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument.

13.15 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.16 No Benefit of Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any Third Parties.

                  (Remainder of page intentionally left blank)

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

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the dates below written.

MEMORY PHARMACEUTICALS CORP.        AMGEN INC.

By:/s/ James R. Sulat               By: /s/ Roger M. Perlmutter
   ---------------------------          -----------------------

Name: James R. Sulat                Name: Roger M. Perlmutter, M.D., Ph.D.

Title:  President and CEO           Title: Executive Vice President,
                                             Research & Development

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

                                  SCHEDULE 1.41

                              MEMORY PATENT RIGHTS

                                       [*]

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

                                  SCHEDULE 1.42

                           MEMORY SCREENING TECHNOLOGY

                                       [*]

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

                                  SCHEDULE 1.48

                            PDE10 AMINO ACID SEQUENCE

                                       [*]

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

                                  SCHEDULE 1.57

                                RESEARCH WORKPLAN

                                       [*]

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

                                  SCHEDULE 1.60

                                MEMORY IDENTIFIED

                               SECONDARY COMPOUNDS

None.

                                 SCHEDULE 1.65-A

                                TRIGGERING EVENT

                                       [*]

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

                                 SCHEDULE 1.65-B

                         CENTRAL NERVOUS SYSTEM EFFECTS

                                       [*]

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

                                  SCHEDULE 2.6

                          SHORT FORM LICENSE AGREEMENT

This Exclusive License Agreement (this "AGREEMENT") entered into as of the ___th day of ______, 2005 by and between MEMORY PHARMACEUTICALS CORP., a Delaware corporation, having its principal place of business at 100 Philips Parkway, Montvale, New Jersey 07645 ("MEMORY"), and AMGEN INC., a Delaware corporation, having its principal place of business at One Amgen Center Drive, Thousand Oaks, California 91320 ("AMGEN").

      Whereas, Memory owns all right title and interest in and to the patents and patent applications set forth on Schedule 1 hereto (the "LICENSED PATENTS");

      Whereas, Amgen and Memory are parties to that certain Collaboration and License Agreement dated October ___, 2005 (the "LICENSE AGREEMENT");

      Whereas, Memory desires to grant Amgen an exclusive license to the Licensed Patents on the terms and conditions set forth in the License Agreement.

      NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, and intending to be legally bound, the parties hereby agree as follows:

1. Grant of License. Memory hereby grants Amgen an exclusive license to the Licensed Patents for all uses, including prophylaxis, palliative, diagnostic, and therapeutic, on the terms and conditions set forth in the License Agreement.

2. Further Assurances. Memory shall take all actions and execute all documents necessary for Amgen to perfect its rights hereunder. Amgen shall reimburse Memory for any out of pocket costs incurred in connection therewith.

3. Recordal. Amgen shall have the right to record this Agreement as necessary to perfect its interest herein, including with the United States Patent and Trademark Office and similar offices in other countries throughout the world.

      IN WITNESS WHEREOF, the parties hereto have each caused a duly authorized officer to sign this Agreement.

AMGEN INC.                                         MEMORY PHARMACEUTICALS CORP.

By: __________________________                     By:__________________________
Title:                                             Title:

                                  SCHEDULE 7.1

                               MEMORY LEAD SERIES

                                       [*]

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

                                 SCHEDULE 7.3(f)

                             APPROVED SUBCONTRACTORS

None.

                                 SCHEDULE 9.2-A

                         MEMORY PDE10 CHEMICAL FAMILIES

                                       [*]

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

                                 SCHEDULE 9.2-B

                          REQUIRED PATENT PROSECUTIONS

                                       [*]

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

                                  SCHEDULE 13.2

                              FORM OF PRESS RELEASE

                   [MEMORY SCIENCE WORKING FOR THE MIND LOGO]

FOR MORE INFORMATION:

Jzaneen Lalani                                    Laura Perry
Vice President, Legal Affairs                     Stern Investor Relations, Inc.
(201) 802-7140                                    (212) 362-1200

   MEMORY PHARMACEUTICALS ANNOUNCES COLLABORATION TO DEVELOP PDE10 INHIBITORS
                 FOR CENTRAL NERVOUS SYSTEM DISORDERS WITH AMGEN

Montvale, NJ - October __, 2005 - Memory Pharmaceuticals Corp. (NASDAQ: MEMY) today announced that it has entered into an exclusive worldwide collaboration and license agreement with Amgen to develop PDE10 inhibitors as human therapeutics, including as a potential treatment for certain neurological and psychiatric disorders. The collaboration will focus on the optimization of lead compounds that the Company has identified and that have demonstrated effectiveness in the selective inhibition of PDE10 activity in several animal models.

Under the collaboration, Memory Pharmaceuticals will receive an upfront payment of $5.0 million, and the Company could also receive significant milestone payments for the successful achievement of research, development, approval and sales events for compounds that progress under the collaboration. In addition, Memory Pharmaceuticals is eligible to receive royalties that will increase with increasing sales levels on worldwide sales of marketed products from the collaboration. Over the next two years of the collaboration, Memory Pharmaceuticals could receive research funding of $5.1 million.

"PDE10 is a very compelling target for treating certain central nervous system disorders, and we are delighted to have Amgen as a partner in our effort to aggressively pursue this target and address the pervasive unmet needs of patients with these disorders," said Jim Sulat, President and Chief Executive Officer of Memory Pharmaceuticals. "In addition, we believe this collaboration is further validation of Memory Pharmaceuticals' solid discovery capabilities."

PDE10 is a class of phosphodiesterases that degrades cAMP and cGMP, molecules that are responsible for improving the function of many different cells in the body, including neurons. By inhibiting PDE10 activity, levels of cAMP and cGMP are increased within neurons, and the ability of these neurons to function properly is thereby improved. PDE10 has been shown to be present at high levels in neurons in areas of the brain that are closely associated with many neurological and psychiatric disorders.

ABOUT THE COMPANY

Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer's disease, schizophrenia, depression, vascular dementia, mild cognitive impairment, Parkinson's disease and memory impairments associated with aging. For additional information, please visit our website at http://www.memorypharma.com.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or Memory Pharmaceuticals' prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals' R&D and clinical activities and operations; Memory Pharmaceuticals' ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals' dependence on its collaborations with Roche and its license relationship with Bayer; conducting preclinical and clinical trials of Memory Pharmaceuticals' drug candidates that demonstrate these candidates' safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals' drug candidates; achieving milestones under Memory Pharmaceuticals' collaborations; Memory Pharmaceuticals' dependence on third- party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals' filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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